Exhibit 99.1

BOTTINI & BOTTINI, INC.

Francis A. Bottini, Jr. (SBN 175783)

Albert Y. Chang (SBN 296065)

Anne Bottini Beste (SBN 326881)

Yury A. Kolesnikov (SBN 271173)

7817 Ivanhoe Avenue, Suite 102

La Jolla, California 92037

Telephone:   (858) 914-2001

Facsimile:     (858) 914-2002

E-mail:          fbottini@bottinilaw.com

                      achang@bottinilaw.com

                      ykolesnikov@bottinilaw.com

COHEN MILSTEIN SELLERS & TOLL PLLC

Julie Goldsmith Reiser (pro hac vice)

Molly Bowen (pro hac vice)

1100 New York Avenue, N.W., Suite 500

Washington, D.C. 20005

Telephone:   (202) 408-4600

Facsimile:    (202) 408-4699

E-mail:         jreiser@cohenmilstein.com

                     mbowen@cohenmilstein.com

Co-Lead Counsel for Plaintiffs

SUPERIOR COURT OF THE STATE OF CALIFORNIA

COUNTY OF SANTA CLARA

IN RE ALPHABET INC. SHAREHOLDER	Lead Case No. 19CV341522
DERIVATIVE LITIGATION
STIPULATION AND AGREEMENT
This Document Relates To:	OF SETTLEMENT
ALL ACTIONS
Judge: Hon. Brian C. Walsh
Dep’t: 1 (Complex Civil Litigation)

STIPULATION AND AGREEMENT OF SETTLEMENT

Subject to the approval of the Superior Court of California, County of Santa Clara (“California State Court”), this Stipulation and Agreement of Settlement (“Stipulation”) is made and entered into by and among the following Settling Parties (as defined herein),1 each by and through his, her, or its respective counsel: (1) Northern California Pipe Trades Pension Plan (“NCPTPP”), Teamsters Local 272 Labor Management Pension Fund (“Local 272”), James Martin, LR Trust, Jonathan Reiss, Allen Wiesenfeld, Sjunde AP-Fonden (“AP7”), John R. O’Neil, Jackson D. Morgus, Victor Bao, Daniel Cordeiro, Scott Galbiati, Ian Green, Leo Shumacher, Steve Sims, Joseph Lipovich, Esther Schlafrig, D.M. Cohen, Inc., Erste Asset Management, Irving Firemen’s Relief & Retirement Fund (“Irving Fire”), Karen Sbriglio, and Roger Morrell (collectively, the “Settling Stockholders”); (2) Nominal Defendant Alphabet Inc. (“Alphabet” or the “Company”), by and through the Special Litigation Committee of Alphabet’s Board of Directors; and (3) Lawrence E. Page, Sergey Brin, Eric E. Schmidt, Sundar Pichai, John L. Hennessy, L. John Doerr, Kavitark Ram Shriram, Alan R. Mulally, Ann Mather, Roger W. Ferguson, Jr., Diane B. Greene, Shirley M. Tilghman, Robin L. Washington, Andrew E. Rubin, Amit Singhal, Laszlo Bock, David C. Drummond, Eileen Naughton, and Ruth E. Porat (collectively, the “Individual Defendants” and, together with Alphabet, “Defendants”). Settling Stockholders and Defendants are collectively referred to as the “Settling Parties.”

This Stipulation and resulting Settlement are intended by the Settling Parties to fully, finally, and forever compromise, resolve, discharge, release, and settle the Released Claims (as defined herein), upon the terms and subject to the conditions set forth herein.

I. DEFINITIONS

As used in this Stipulation, in addition to the capitalized terms defined above, the following terms have the meanings specified below:

(a) “Alphabet Defendants” means Individual Defendants Lawrence E. Page, Sergey Brin, Eric E. Schmidt, Sundar Pichai, John L. Hennessy, L. John Doerr, Kavitark Ram Shriram, Alan R. Mulally, Ann Mather, Roger W. Ferguson, Jr., Diane B. Greene, Shirley M. Tilghman, Laszlo Bock, David C. Drummond, Eileen Naughton, and Ruth E. Porat, and Nominal Defendant Alphabet Inc.

[1]	All capitalized terms not otherwise defined elsewhere in this Stipulation shall have the meanings ascribed in the “Definitions” section below.

STIPULATION AND AGREEMENT OF SETTLEMENT

(b) “Board” means Alphabet’s Board of Directors.

(c) “California Action” means the actions consolidated as In re Alphabet Inc. S’holder Deriv. Litig., Lead Case No. 19CV341522 (Cal. Super Ct., Cnty. of Santa Clara), including AP-Fonden v. Bock, Case No. 19CV344792 (Cal. Super. Ct., Cnty. of Santa Clara).

(d) “California State Court” means the Superior Court for the State of California, County of Santa Clara.

(e) “Co-Lead Plaintiffs” means Plaintiff Northern California Pipe Trades Pension Plan, Plaintiff Teamsters Local 272 Labor Management Pension Fund, and Plaintiff James Martin.

(f) “Current Alphabet Stockholders” means any Person who owned Alphabet common stock as of the date of the execution of this Stipulation (which shall be defined by the date of the last signature on the Stipulation) and who continues to hold such Alphabet common stock as of the date of the Settlement Hearing, excluding the Individual Defendants, the current officers and directors of Alphabet, members of their immediate families, and their legal representatives, heirs, successors, or assigns, and any entity in which the Individual Defendants have or had a controlling interest.

(g) “Delaware Action” means the action captioned as Irving Firemen’s Relief & Ret. Fund v. Page et al., Case No. 2019-0355-SG (Del. Ch.).

(h) “Delaware Counsel” means Scott + Scott, Attorneys at Law, LLP.

(i) “Demands” refers collectively to the stockholder litigation demands made by: Esther Schlafrig (dated February 14, 2019); D.M. Cohen, Inc. (dated February 22, 2019); Karen Sbriglio (dated May 16, 2019); Erste Asset Management GmbH (dated May 22, 2019); and Roger Morrell (dated June 25, 2019).

(j) “Effective Date” means the date by which all of the events and conditions specified in Paragraph 6.1 herein have been met and have occurred.

(k) “Federal Actions” means Bao v. Page et al., Case No. 4:19-cv-00314-JSW (N.D. Cal.); Cordeiro v. Page et al., Case No. 4:19-cv-00447-JSW (N. D. Cal.); Galbiati v. Page et al., Case No. 4:19-cv-01063-JWS (N.D. Cal.); Lipovich v. Page et al., Case No. 4:19-cv-01295-JWS (N.D. Cal.); and Green v. Page et al., Case No. 4:19-cv-01165-JSW (N.D. Cal.).

STIPULATION AND AGREEMENT OF SETTLEMENT

(l) “Fee & Expense Award” means any fee and expense award issued by the court in the California Action or in the Delaware Action, respectively. “Fee & Expense Awards” means, collectively, the fee and expense awards issued by the courts in the California Action and Delaware Action.

(m) “Fee Agreement(s)” means any agreement(s) that the Settling Parties may reach regarding the Fee & Expense Awards, as memorialized in a letter or order issued by the mediator (Hon. Layn Phillips). The Settling Parties have had no negotiations regarding the amount of any Fee & Expense Award prior to signing this Stipulation, and will attempt to reach agreement on such issues after this Stipulation is signed.

(n) “Final” means the time when a Judgment that has not been reversed, vacated, or modified in any way is no longer subject to appellate review, either because of disposition on appeal and conclusion of the appellate process (including potential writ proceedings) or because of passage, without action, of time for seeking appellate or writ review. More specifically, it is that situation when (i) no appeal or petition for review by writ has been filed and the time has passed for any notice of appeal or writ petition to be timely filed from the Judgment; or (ii) if an appeal has been filed, the court of appeal has either affirmed the Judgment or dismissed that appeal and the time for any reconsideration or further appellate review has passed; or (iii) a higher court has granted further appellate review and that court has either affirmed the underlying Judgment or affirmed the court of appeal’s decision affirming the Judgment or dismissing the appeal or writ proceeding, and the time for any reconsideration or further appellate review has passed. For purposes of this paragraph, an “appeal” shall not include any appeal challenging the award of any Fee & Expense Award or Service Awards. Any proceeding or order, or any appeal or complaint for a writ of certiorari pertaining solely to any Fee & Expense Award or any Service Award, shall not in any way delay or preclude the Judgment from becoming Final. Any reference to the “Finality” of the Settlement shall incorporate the definition of Final in this paragraph.

(o) “Judgment” means the final order and judgment to be rendered by the California State Court, substantially in the form attached hereto as Exhibit D.

STIPULATION AND AGREEMENT OF SETTLEMENT

(p) “LDCC” means the Leadership Development and Compensation Committee of the Board.

(q) “Litigations” refers collectively to the following actions: In re Alphabet, Inc. S’holder Deriv. Litig., Lead Case No. 19CV341522 (Cal. Super. Ct.); Sjunde AP-Fonden v. Bock, Case No. 19CV344792 (Cal. Super. Ct.); Morgus v. Page, Case No. 20CV363643 (Cal. Super. Ct.) and O’Neil v. Page, Case No. 20CV365249 (Cal. Super. Ct.); Bao v. Page, Case No. 4:19-cv-00314-JSW (N.D. Cal.); Cordeiro v. Page, Case No. 4:19-cv-00447-JSW (N.D. Cal.); Galbiati v. Page, Case No. 4:19-cv-01063-JSW (N.D. Cal.); Green v. Page, Case No. 4:19-cv-01165-JSW (N.D. Cal.); Lipovich v. Page, Case No. 4:19-cv-01295-JSW (N.D. Cal); and Irving Firemen’s Relief & Ret. Fund v. Page, Case No. 2019-0355-SG (Del. Ch.).

(r) “Notice” means the Notice of Pendency and Proposed Settlement of Derivative Actions, substantially in the form of Exhibit B attached hereto.

(s) “Person” or “Persons” means an individual, corporation, limited liability corporation, professional corporation, partnership, limited partnership, limited liability partnership, association, joint stock company, estate, legal representative, trust, unincorporated association, government or any political subdivision or agency thereof, or any business or legal entity, and each of their spouses, heirs, predecessors, successors, representatives, or assignees.

(t) “Plaintiffs’ Co-Lead Counsel” means Bottini & Bottini, Inc. and Cohen Milstein Sellers & Toll PLLC.

(u) “Preliminary Approval Order” means the order to be entered by the California State Court, substantially in the form of Exhibit A attached hereto, including, inter alia, preliminarily approving the terms and conditions of the Settlement, directing that Notice be provided to Current Alphabet Stockholders, and scheduling a Settlement Hearing to consider whether the Settlement and the Fee & Expense Award for Plaintiffs’ Co-Lead Counsel should be finally approved and whether the Judgment should be entered.

STIPULATION AND AGREEMENT OF SETTLEMENT

(v) “Related Persons” means each of a Person’s immediate family members and current, former, or future parents, subsidiaries, associates, affiliates, partners, joint venturers, officers, directors, principals, stockholders, members, agents, representatives, employees (including, but not limited to, employees of Alphabet and Google LLC (“Google”)), attorneys, financial or investment advisors, consultants, accountants, investment bankers, commercial bankers, trustees, engineers, insurers, co-insurers, reinsurers, spouses, heirs, assigns, executors, general or limited partners or partnerships, personal or legal representatives, estates, administrators, predecessors, successors, advisors, and/or any other individual or entity in which a Person has or had a controlling interest or which is or was related to or affiliated with a Person.

(w) “Released Claims” means collectively, the Released Defendant Claims and the Released Stockholder Claims.

(x) “Released Defendant Claims” means any and all claims, rights, demands, obligations, controversies, debts, damages, losses, causes of action, and liabilities of any kind or nature whatsoever, whether in law or equity, including both known claims and Unknown Claims, suspected or unsuspected, accrued or unaccrued, that Defendants have or could have asserted against the Released Stockholder Persons or their counsel, arising out of the institution, prosecution, or settlement of the claims asserted against Defendants in the Settled Matters that Defendants (i) asserted in the Settled Matters, or (ii) could have asserted in the Settled Matters, or in any other forum that arise out of, relate to, or are based upon, any of the allegations, transactions, facts, matters, events, disclosures, non-disclosures, occurrences, representations, statements, acts or omissions, alleged or referred to in any of the complaints filed in the Settled Matters; provided, however, that the Released Defendant Claims shall not include (i) any claims relating to the enforcement of the Settlement or this Stipulation, (ii) any claims by the Individual Defendants relating to insurance coverage or the right to indemnification, or (iii) any claims that arise out of or are based upon any conduct of the Released Stockholder Persons after the Effective Date. This definition of “Released Defendant Claims” specifically excludes claims in the pending stockholder and consumer class action lawsuits captioned In re Alphabet, Inc. Securities Litigation, 4:18-cv-06245-JSW (N.D. Cal.) and In re Google Plus Profile Litigation, 5:18-cv-06164-EJD (N.D. Cal.). This Stipulation does not release claims in those actions.

STIPULATION AND AGREEMENT OF SETTLEMENT

(y) “Released Defendant Persons” means, collectively, each and all of Individual Defendants, Alphabet, and each and all of the Related Persons of each of the Individual Defendants and Alphabet.

(z) “Released Persons” means, collectively, the Released Defendant Persons and the Released Stockholder Persons. “Released Person” means, individually, any of the Released Persons.

(aa) “Released Stockholder Claims” means any and all claims, rights, demands, obligations, controversies, debts, disputes, damages, losses, actions, causes of action, sums of money due, judgments, suits, amounts, matters, issues, liabilities, and charges of any kind or nature whatsoever (including, but not limited to, any claims for interest, attorneys’ fees, expert or consulting fees, and any other costs, expenses, amounts, or liabilities whatsoever), and claims for relief of every nature and description whatsoever, whether in law or equity, including both known claims and Unknown Claims, suspected or unsuspected, accrued or unaccrued, fixed or contingent, liquidated or unliquidated, matured or unmatured, foreseen or unforeseen, whether arising under federal or state statutory or common law, or any other law, rule, or regulation, whether foreign or domestic, that Alphabet, the Settling Stockholders derivatively on behalf of Alphabet, or any Alphabet stockholder derivatively on behalf of Alphabet (i) asserted in any of the complaints filed in the Litigations or in the Demands in the Settled Matters, or (ii) could have asserted in any court, tribunal, forum, or proceeding, arising out of, relating to, or based upon the facts, allegations, events, disclosures, non-disclosures, occurrences, representations, statements, matters, transactions, conduct, actions, failures to act, omissions, or circumstances that were alleged or referred to in any of the complaints filed in the Litigations or in the Demands in the Settled Matters; provided, however, that the Released Stockholder Claims shall not include (i) any claims asserted in the pending stockholder and consumer class actions captioned In re Alphabet, Inc. Securities Litigation, Lead Case No. 4:18-cv-6245-JSW (N.D. Cal.), and In re Google Plus Profile Litig., Case No. 5:18-cv-6164-EJD (N.D. Cal.), (ii) any claims relating to the enforcement of the Settlement or this Stipulation, or (iii) any claims that arise out of or are based upon any conduct of the Released Defendant Persons after the Effective Date.

(bb) “Released Stockholder Persons” means each and all of the Settling Stockholders and each and all of their Related Persons.

STIPULATION AND AGREEMENT OF SETTLEMENT

(cc) “Service Award” shall mean any service award issued to Co-Lead Plaintiffs in the California Action or Irving Fire in the Delaware Action, respectively. “Service Awards” means, collectively, the service awards issued by the courts in the California Action and the Delaware Action.

(dd) “Settlement” means the settlement documented in this Stipulation and its Exhibits A, B, C, and D.

(ee) “Settlement Consideration” means the consideration provided to Alphabet through the Settlement as set forth in Paragraphs 1.2, 1.3, and 1.4 of Section VI below.

(ff) “Settlement Hearing” means a hearing to be held by the California State Court upon duly-given notice to review this Stipulation and its exhibits, as well as the application for the Fee & Expense Awards as defined in Paragraph 4.2 below, and determine whether the Settlement should be finally approved, whether the Fee & Expense Award for Plaintiffs’ Co-Lead Counsel should be finally approved, and whether the Judgment should be entered.

(gg) “Settled Matters” refers collectively to the Litigations and Demands.

(hh) “Settling Stockholders’ Counsel” refers collectively to Bottini & Bottini, Inc., Cohen Milstein Sellers & Toll PLLC, Berman Tabacco, Renne Public Law Group, Kessler Topaz Meltzer & Check, LLC, Weisslaw LLP, Cotchett Pitre & McCarthy LLP, Prickett, Jones & Elliott, P.A., Cooch & Taylor P.A., Robbins LLP, The Brown Law Firm, Johnson & Fistel LLP, The Rosen Law Firm, P.A., Gainey McKenna & Egleston, Bragar Eagel & Squire, P.C., Rigrodsky & Long, Grabar Law Office, McKay Law Firm, Bernstein Litowitz Berger & Grossmann LLP, Scott+Scott Attorneys at Law LLP, Knox Ricksen LLP and any other law firm that appeared for or represents any of the Settling Stockholders in the Settled Matters.

(ii) “SLC” means the special litigation committee formed by the Board to consider and investigate the claims in the Settled Matters pursuant to draft resolutions unanimously approved by the Board on February 28, 2019 and final resolutions unanimously ratified on April 24, 2019.

(jj) “Summary Notice” means the Summary Notice of Pendency and Proposed Settlement of Derivative Actions, substantially in the form of Exhibit C attached hereto.

STIPULATION AND AGREEMENT OF SETTLEMENT

(kk) “Unknown Claims” means any and all Released Claims that any of the Settling Parties or any Alphabet stockholder does not know or suspect to exist in his, her, or its favor at the time of the release of such claims, including claims which, if known by him, her, or it, might have affected his, her, or its decision to settle or the terms of his, her, or its settlement with and releases provided to the other Settling Parties, or might have affected his, her, or its decision not to object to this Settlement. With respect to any and all Released Claims, the Settling Parties stipulate and agree that, upon the Effective Date, the Settling Parties shall expressly waive, and, with respect to Released Stockholder Claims that could have been asserted derivatively on behalf of the Company, all other Alphabet stockholders by operation of the Judgment shall have expressly waived, the provisions, rights, and benefits of California Civil Code § 1542, or any other law of the United States or any state or territory of the United States, or principle of common law that is similar, comparable, or equivalent to Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Settling Parties and each Alphabet stockholder may hereafter discover facts in addition to or different from those which he, she, or it now knows or believes to be true with respect to the subject matter of the Released Claims, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not concealed or hidden, which now exist, or heretofore have existed upon any theory of law or equity now existing or coming into existence in the future, including, but not limited to, conduct which is negligent, intentional, with or without malice, or a breach of any duty, law or rule, but the Settling Parties and each Alphabet stockholder shall expressly, fully, finally and forever settle and release, and upon the Effective Date and by operation of the Judgment shall have settled and released, fully, finally, and forever, any and all Released Claims as applicable without regard to the subsequent discovery or existence of such different or additional facts. The Settling Parties acknowledge, and the Alphabet stockholders shall be deemed by operation of the Judgment to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of the Settlement of which this release is a part.

STIPULATION AND AGREEMENT OF SETTLEMENT

II. PROCEDURAL BACKGROUND

A. The California Action

On January 9, 2019, Plaintiffs NCPTPP and Local 272 filed a stockholder derivative action in the Superior Court of California, County of San Mateo (“San Mateo Court”) against certain of the Individual Defendants (N. Cal. Pipe Trades Pension Plan v. Hennessey, Case No. 19CV343670). On January 10, 2019, Plaintiff Martin also filed a stockholder derivative action against certain of the Individual Defendants in San Mateo Court (Martin v. Page, Case No. 19CV343672). Prior to filing suit, Plaintiff Martin had propounded a stockholder inspection demand on the Company and had received a production of books and records from the Company, relevant portions of which were included in Plaintiff Martin’s complaint, which was filed under seal.

On January 24, 2019, a related complaint was filed in the California State Court by Plaintiffs LR Trust, Jonathan Reiss, and Allen Wiesenfeld (LR Trust v. Page, Case No. 19CV341522). In an effort to coordinate the pending actions, on February 14, 2019, the Martin and N. Cal. Pipe Trades actions were transferred to the California State Court from San Mateo Court.

On February 22, 2019, Plaintiffs Martin, NCPTPP, and Local 272 filed a motion with the California State Court to consolidate the Martin, N. Cal. Pipe Trades, and LR Trust actions, appoint themselves as lead plaintiffs, and to appoint Bottini & Bottini and Cohen Milstein as co-lead counsel (the “Motion To Consolidate and Appoint Lead Counsel”).

On March 19, 2019, a related complaint was filed in the California State Court by Plaintiff AP7 (AP-Fonden v. Bock, Case No. 19CV344792), after first making a litigation demand on the Board and having received a production of books and records from the Company in response to a stockholder inspection demand. On March 22, 2019, Plaintiff AP7 filed a response to the Motion to Consolidate and Appoint Lead Counsel, requesting that the AP-Fonden complaint be maintained separately through the demurrer stage. Briefing on the Motion to Consolidate and Appoint Lead Counsel was completed on April 29, 2019. In addition, on April 30 2019, after the Motion To Consolidate and Appoint Lead Counsel was briefed but before it was heard, Plaintiffs New York City Employees’ Retirement System, Teachers’ Retirement System of the City of New York, New York City Fire Department Pension Fund, Subchapter 2, and New York City Board of Education

STIPULATION AND AGREEMENT OF SETTLEMENT

Retirement System (collectively, the “NYC Funds”) filed a related complaint in California State Court (NYC Employees’ Ret. Sys. v. Page, Case No. 19CV346737), and voluntarily dismissed an action they had filed in the Delaware Court of Chancery (the “Delaware Court”) (NYC Employees’ Ret. Sys. v. Page, Case No. 2019-0280-KSJM (Del. Ch.)) on May 1, 2019 after refiling in the California State Court. The California State Court subsequently granted Plaintiff NYC Funds’ ex parte application to be heard on the pending Motion to Consolidate and Appoint Lead Counsel, which request was granted. The NYC Funds thereafter filed a response to the Motion to Consolidate and Appoint Lead Counsel asking that they be appointed lead plaintiff and that their counsel be appointed lead counsel. Plaintiffs Martin, NCPTPP, and Local 272 filed a reply to the NYC Funds’ response to the Motion to Consolidate and Appoint Lead Counsel, as did Plaintiffs LR Trust, Reiss, Wiesenfeld, and AP7.

On May 10, 2019, the California State Court held a hearing on the Motion to Consolidate and Appoint Lead Counsel. The hearing was attended by all counsel for the applicable parties and extensive oral argument was presented to the California State Court.

On May 16, 2019, the California State Court ordered that the Martin, Pipe Trades, LR Trust, AP7, and NYC Funds actions be consolidated for all purposes;2 and appointed NCPTPP, Local 272, and Martin as Co-Lead Plaintiffs and Bottini & Bottini, Inc. and Cohen Milstein Sellers & Toll PLLC as Plaintiffs’ Co-Lead Counsel, with the exception that Plaintiff AP7 be allowed to maintain a separate complaint (AP-Fonden v. Bock et al., Case No. 19CV344792) and its counsel would serve as counsel of its own case through the demurrer stage. The Order anticipated that, in the event of settlement discussions, AP7 would participate in such discussions with Alphabet and the SLC.

On August 16, 2019, Co-Lead Plaintiffs filed a consolidated complaint in the California Action, asserting four claims: (1) breach of fiduciary duty; (2) unjust enrichment; (3) corporate waste; and (4) abuse of control (In re Alphabet Inc. S’holder Deriv. Litig., Lead Case No. 19CV341522; the “Consolidated Complaint”).

[2]

On November 12, 2019, the NYC Funds stipulated to the dismissal of their complaint from the Consolidated Action. The California State Court granted that dismissal without prejudice on November 15, 2019.

STIPULATION AND AGREEMENT OF SETTLEMENT

On February 18, 2020, Plaintiff Jackson D. Morgus filed a related complaint in California State Court (Morgus v. Page, Case No. 20CV363643 (Cal. Super. Ct.)). On March 18, 2020, Plaintiff John R. O’Neil filed a related complaint in California State Court (O’Neil v. Page, Case No. 20CV365249 (Cal. Super. Ct.)). On May 20, 2020, the California State Court ordered that the Morgus and O’Neil actions be consolidated into the California Action.

B. The Federal Actions

The Federal Actions were commenced between January and March 2019, asserting claims for breach of fiduciary duty, corporate waste, unjust enrichment and violations of the federal securities laws. The claims in the Federal Actions arise out of alleged misconduct of certain current and former employees, approval of severance payments, privacy concerns including with regard to a bug in the Google+ social networking platform and related statements and omissions.

On January 18, 2019, Plaintiff Bao filed a stockholder derivative action on behalf of Alphabet against certain of the Individual Defendants (Bao v. Page, et al., Case No. 4:19-cv-00314-JSW).

On January 25, 2019, Plaintiff Cordeiro filed a stockholder derivative action on behalf of Alphabet against certain of the Individual Defendants (Cordeiro v. Page, et al., Case No. 4:19-cv-00447-JSW).

On February 26, 2019, Plaintiff Galbiati filed a stockholder derivative action on behalf of Alphabet against certain of the Individual Defendants (Galbiati v. Page, et al., Case No. 4:19-cv-01063-JSW).

On March 1, 2019, Plaintiffs Green, Sims, and Shumacher filed a stockholder derivative action on behalf of Alphabet against certain of the Individual Defendants relating to both the Google+ bug and alleged misconduct at the Company (Green, et al. v. Page, et al., Case No. 4:19-cv-01165-JSW). Prior to filing suit, Plaintiffs Green, Sims, and Shumacher had propounded a stockholder inspection demand on the Company and had received a production of books and records from the Company, relevant portions of which were cited in their complaint.

On March 11, 2019, Plaintiff Lipovich filed a stockholder derivative action on behalf of Alphabet against certain of the Individual Defendants relating to both the Google + bug and alleged misconduct at the Company (Lipovich v. Page, et al., Case No. 4:19-cv-01295-JSW). Prior to filing suit, Plaintiff Lipovich had propounded a stockholder inspection demand on the Company and had received a production of books and records from the Company, relevant portions of which were cited in Plaintiff Lipovich’s complaint.

STIPULATION AND AGREEMENT OF SETTLEMENT

Thereafter, counsel for plaintiffs prepared motions to consolidate the five cases and to appoint Robbins LLP as lead counsel for plaintiffs in the Federal Actions. Plaintiffs in the Federal Actions also filed briefs in opposition to Defendants’ motions to stay the Federal Actions. Defendants’ motion was granted on February 5, 2020, and the Federal Actions were stayed pending resolution of the California Action.

C. The Delaware Action

On May 14, 2019, Plaintiff Irving Fire filed the Delaware Action in the Delaware Court. The complaint in the Delaware Action names fifteen current and former officers and directors of the Company, as well as former Company employees Andrew Rubin (“Rubin”) and Amit Singhal (“Singhal”), and brings claims for breach of fiduciary duty, corporate waste, and unjust enrichment. Before filing suit, Irving Fire had propounded a stockholder inspection demand on the Company. Plaintiff Irving Fire received a production of documents from the Company. Relying on these documents, Plaintiff Irving Fire filed a complaint under seal. The Delaware Action, like the California Action and Federal Actions, contains allegations regarding alleged misconduct by certain current and former employees, approval of severance payments, and privacy concerns including with regard to a bug in the Google+ social networking platform and related statements and omissions.

On June 14, 2019, Defendants filed a Motion to Stay or Dismiss the Delaware Action arguing that the Delaware Action should be stayed (or, alternatively, dismissed) in favor of the California Action. Defendants’ motion was briefed and denied by the Delaware Court on July 1, 2019 after argument. On July 22, 2019, the SLC filed a Motion to Stay the Delaware Action pending completion of the SLC’s process, which motion was briefed and granted by the Delaware Court on September 6, 2019 after argument. The parties agreed to extend the stay of the Delaware Action while the parties engaged in mediation. The stay is currently in place.

STIPULATION AND AGREEMENT OF SETTLEMENT

D. The Demands

From February 2019 to June 2019, the Board received the six Demands.3 The Demands were sent by stockholders AP7, Esther Schlafrig, D.M. Cohen, Inc., Karen Sbriglio, Erste Asset Management GmbH, and Roger Morrell.

E. The Settlement

The Settlement arises out of these Litigations, on behalf of nominal defendant Alphabet, as well as the Demands, alleging breaches of fiduciary duties, among other claims, against certain officers and directors of the Company. Settling Stockholders alleged in their Litigations and Demands that the Individual Defendants breached their fiduciary duties in connection with (1) an alleged pattern of sexual harassment and discrimination by high-powered male executives at the Company and (2) a data bug, allegedly in violation of state and federal law, including a consent decree with the Federal Trade Commission (“FTC”), and Alphabet’s own code of conduct.

Among other things, Settling Stockholders alleged that the Board and the Company’s senior executives improperly awarded multi-million-dollar severance packages to several male executives accused of sexually harassing female employees, even after internal investigations determined those accusations to be credible. For example, Settling Stockholders alleged that in 2014, an internal investigation confirmed allegations of sexual harassment against Rubin. Settling Stockholders alleged that following an internal investigation, the LDCC approved a $90 million severance package for Rubin. Settling Stockholders also alleged that when Singhal resigned in 2016, after an internal investigation found credible an allegation of sexual harassment, the LDCC improperly approved a $45 million severance package for Singhal. Settling Stockholders alleged in their Litigations and Demands that these actions and payouts were part of a broader discriminatory culture that resulted in alleged discrimination against women by, among other things, assigning women jobs in lower compensation “bands” than similarly situated men, promoting women more slowly and at lower rates than similarly situated men, and paying women less.

[3]

Specifically, the Demands include: (1) AP7, litigation demand dated February 5, 2019; (2) Esther Schlafrig, litigation demand dated February 14, 2019; (3) D.M. Cohen, Inc., litigation demand dated February 22, 2019; (4) Karen Sbriglio, litigation demand dated May 16, 2019; (5) Erste Asset Management GmbH, litigation demand dated May 22, 2019; and (6) Roger Morrell, litigation demand dated June 25, 2019.

STIPULATION AND AGREEMENT OF SETTLEMENT

Certain of the Settling Stockholders alleged in their respective Litigations or Demands that certain Individual Defendants breached their fiduciary duties by concealing from regulators and the public a bug in the Google+ social networking platform that was operated by the Company’s subsidiary, Google, which meant that certain applications may have had access to non-public Google+ data for an approximately three-year period. Certain of those Settled Matters also alleged that the data bug led to a consumer class action lawsuit against Google (which was settled for $7.5 million and is pending final court approval). Certain Settling Stockholders separately alleged that on January 21, 2019, the French data protection authority fined Google approximately $57 million for allegedly breaching the European Union’s data privacy law (which is pending appeal).

The Individual Defendants deny the allegations made by the Settling Stockholders in the Litigations and Demands.

F. The Special Litigation Committee

Prior to the filing of the Litigations and the submission of the Demands described above, the Company’s Board established a Special Committee of the Board (the “Special Committee”) on November 28, 2018 to oversee a comprehensive review by management of company policies and processes related to sexual harassment and/or sexual misconduct (including those related to investigations into allegations of sexual harassment and/or sexual misconduct and subsequent decision-making processes regarding termination and severance). The Company retained Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”) to conduct the review, which included, among other things, a thorough analysis of the existing policies, reporting channels, investigatory practices and procedures, disciplinary and remedial practices, training and education, and monitoring and oversight.

On February 28, 2019, the Company’s Board unanimously approved draft resolutions forming the SLC to consider the derivative lawsuits on file and related litigation demands, as well as any similar, subsequent demand letters or derivative suits. The Board ratified the final resolutions appointing the SLC on April 24, 2019. The SLC is composed of two outside directors, Roger Ferguson and Ann Mather. In appointing the SLC, the Board determined that both Mr. Ferguson and Ms. Mather are in all respects independent and disinterested with respect to the Demands and Litigations. The SLC retained Cravath Swaine & Moore LLP (“Cravath”) and Abrams & Bayliss LLP to serve as its independent counsel.

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The SLC assumed the role of the Special Committee established in November 2018, and was authorized and empowered by the Board to oversee the comprehensive review of policies and processes, as previously overseen by the Special Committee. In addition, the SLC expanded the scope of that review to include policies, processes, and practices related to anti-retaliation and pay equity, in addition to those related to sexual harassment and sexual misconduct. That review included an examination of relevant documents, including, among other things, company policies, procedures, and guidance and training materials; analysis of existing practices and processes; and interviews of company employees. Cravath independently considered and assessed the process and findings of this review, as well as a set of recommended enhancements that resulted from it. Cravath also described the work to and reviewed the recommendations with the SLC, which asked questions and provided input regarding the scope of the review and the recommended enhancements. After deliberation, and pursuant to the independent advice of Cravath, the SLC approved the proposed enhancements to company policies and procedures.

The SLC was also given the full authority of the Board to evaluate the allegations and claims asserted in the Demands and in the Litigations, and to arrive at such decisions and take such actions in connection with the Demands and Litigations that the SLC deemed appropriate and in the best interests of the Company and its stockholders, including, without limitation, deciding whether to pursue such claims, to seek a consensual resolution, or to seek dismissal. The SLC completed a thorough and independent investigation of the allegations and claims asserted in the Demands and in the Litigations, beginning in approximately May 2019 and substantially concluding in December 2019 (collectively with the policy and process review described above, the “SLC Review”).4 During the course of its work, Cravath, at the direction of the SLC, examined emails from multiple custodians, Board and Board committee materials, and relevant company documents. Cravath also interviewed current and former Alphabet directors and company employees. Cravath regularly reported to the SLC during the course of its work, meeting with the SLC, either in person or by telephone, many times between May 2019 and January 2020 (and subsequently in connection with this Settlement).

[4]

A stay of the proceedings in the Delaware Action until December 13, 2019, and an extension for Defendants to respond to the operative complaints in the California Action until the same date, enabled the SLC to conduct an unencumbered investigation. The stay/response date in both actions have since been extended to accommodate the mediation process.

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On December 9, 2019, the SLC, through its independent counsel Cravath, responded by letter to counsel for all parties to the Demands and Litigations that it had completed its investigation of the allegations and claims asserted in the Demands and the Litigations. Cravath informed counsel that based on its review, the SLC had determined that “it [wa]s in the best interests of the Company and its stockholders for the parties, including the demanding stockholders, to attempt to resolve the claims through a global mediation.” The SLC reached that conclusion based on its analysis that the claims asserted were not in the best interests of Alphabet to pursue.

In the period following Cravath’s December 9 letter, the Company began receiving settlement demands from several of the Stockholders outlining proposed frameworks for settlement, which included, inter alia, detailed proposed corporate governance and workplace measures and enhancements.

G. The Litigation Progress and Extensive Settlement Negotiations

Prior to the filing of the consolidated complaint in the California Action, Plaintiffs’ Co-Lead Counsel reviewed 1,900 pages of internal documents produced by Alphabet in response to Lead Plaintiffs’ stockholder inspection demands. Prior to making its litigation demand and filing its complaint, AP7 also reviewed internal documents that Alphabet produced in response to AP7’s stockholder inspection demand. Delaware Counsel reviewed internal documents produced by Alphabet in response to Irving Fire’s stockholder inspection demand before filing the Delaware Action. These documents included, among other things, (1) minutes, agendas, board packages, communications, and other materials relating to regularly conducted and special meetings of the Board and the LDCC; (2) internal company policies, including Code of Conduct and Relationships with Coworkers and Employment of Relatives Policy, and drafts thereof; (3) employment and termination agreements of certain executives; and (4) certain director and officer questionnaires.

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Settling Stockholders’ Counsel engaged in extensive settlement negotiations with Defendants spanning many months. The settlement negotiations were conducted under the auspices of the Hon. James P. Kleinberg (Ret.). Prior to commencing the formal settlement negotiations, in order to more fully inform themselves of all relevant facts, Plaintiffs’ Co-Lead Counsel attended several in-person as well as telephonic/video conferences with counsel for the Alphabet Defendants and the SLC. For example, on January 14, 2020, Plaintiffs’ Co-Lead Counsel, along with Louise Renne and Ann Ravel, met in person with counsel for the Alphabet Defendants, certain Alphabet representatives, and WilmerHale in Mountain View, California and Washington, D.C. At the meeting, WilmerHale provided an extensive presentation regarding the Company’s corporate governance practices and internal controls on issues relevant to the allegations in the Litigations and the Demands and an Alphabet representative gave a presentation on Google’s privacy program, including the growth and development of certain policies and processes as well as a discussion of privacy training for employees and privacy tools for users. Alphabet also produced relevant policies and procedures. Separately, AP7’s counsel and expert met with Cravath in person on September 20, 2019.

Delaware Counsel participated in multiple telephonic conferences with counsel for the Alphabet Defendants and Cravath before commencing formal settlement negotiations. Delaware Counsel’s communications with Cravath included a letter raising additional factual allegations on October 10, 2019, telephonic discussions regarding the SLC’s investigation on September 10 and October 15, 2019, as well as subsequent email check-ins.

On January 17, 2020, to ensure the Settling Parties had adequate information for the mediation, the SLC, through Cravath, made a detailed oral presentation to counsel for the Settling Parties regarding the SLC’s investigation process and findings. The presentation lasted several hours and included an oral summary of the SLC’s investigation, findings and conclusions, including review of certain internal Company documents, e-mails, and Board and LDCC minutes, which had been circulated to the Settling Parties in advance. In addition to Cravath summarizing the SLC’s findings with respect to Google’s user data privacy program, the presentation also included a description by WilmerHale of relevant policies and procedures related to harassment, retaliation and pay equity, as well as a discussion of the workplace enhancements that the SLC had approved and adopted for inclusion in any resolution.

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Following receipt and review of this information, Settling Stockholders’ Counsel engaged in a two-day mediation with Defendants’ counsel on January 22, 2020 and January 23, 2020. Judge Kleinberg served as the mediator, and the mediation sessions were held in San Francisco at JAMS’ offices. At the mediation, to streamline the negotiations and make them more effective, Judge Kleinberg appointed two working groups, consisting of Company counsel and counsel for the Alphabet Defendants (“Defendants’ Working Group”) and representatives of the Settling Stockholders’ Counsel: Plaintiffs’ Co-Lead Counsel (Frank Bottini and Julie Goldsmith Reiser), Louise Renne, and Ann Ravel (“California Plaintiffs’ Working Group”). The California Plaintiffs’ Working Group and Defendants’ Working Group had several meetings, in between which the California Plaintiffs’ Working Group kept other Settling Stockholders’ Counsel apprised of developments and sought their input in negotiating the settlement terms. Separately, Delaware Counsel discussed with Defendants’ Working Group a set of proposed workplace initiatives, communicated by Delaware Counsel to Defendants’ counsel and the SLC on February 20, 2020, and corporate governance enhancements, communicated by Delaware Counsel to Defendants’ counsel and the SLC on February 21, 2020.

The California Plaintiffs’ Working Group and Defendants’ Working Group also met, in person, on February 25, 2020 in Palo Alto, California to further discuss a potential settlement. Judge Kleinberg also attended and facilitated the parties’ discussions. Delaware Counsel also met separately with Defendants’ Working Group to provide their input. During this time, Plaintiffs’ Co-Lead Counsel also consulted with their retained experts on numerous matters relevant to the pending litigation and the settlement issues, including a corporate governance expert and a data privacy expert, and provided feedback on the proposed Settlement Consideration. Delaware Counsel and Defendants’ counsel also exchanged offers and counter offers on the proposed Settlement Consideration.

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During the ensuing settlement discussions, the Settling Parties affirmed the appropriateness of the workplace enhancements adopted by the SLC, and agreed to revisions to certain recommendations originally proposed as part of the SLC Review. The Settling Parties also reached agreement on the additional governance reforms reflected herein. In addition, after Alphabet agreed to establish the Diversity, Equity and Inclusion Advisory Council as part of the settlement negotiations (the “DEI Advisory Council”) as set forth in Paragraph 1.3 of Section VI below, the California Plaintiffs’ Working Group researched, interviewed, and advocated for numerous persons to serve on the DEI Advisory Council who they believed would help the DEI Advisory Council achieve its goals. The California Plaintiffs’ Working Group relayed their recommendations to Defendants’ Working Group and had many calls and discussions regarding the membership of the Council, its relationship with the LDCC and Board, and other matters relevant to the governance reforms. These discussions involved dozens of calls, meetings, and communications over a three-month time period, during which the parties exchanged numerous offers and counter-offers regarding different elements of the proposed settlement. Delaware Counsel and counsel for the Alphabet Defendants also engaged in follow-up discussions following the second mediation. Cravath, as counsel for the SLC, attended the first two-day mediation session in person (and was available by phone for the third day), reviewed all settlement demands and proposals sent by all the Settling Parties, and discussed the evolving negotiations with, and sought feedback from, the SLC.

On April 20, 2020, Plaintiffs’ Co-Lead Counsel, Delaware Counsel, and counsel for the Alphabet Defendants negotiated a Memorandum of Understanding (the “MOU”), which was executed by all the Settling Parties (other than Sbriglio). Following negotiations, counsel for the Alphabet Defendants and counsel for Sbriglio reached agreement on certain aspects of the Settlement Consideration. Counsel for Sbriglio subsequently joined in the Settlement.

Following the agreement in principle to settle, counsel for the Alphabet Defendants and the SLC produced to Plaintiffs’ Co-Lead Counsel certain information in order to ensure that the Settlement was fair, adequate, and reasonable and in the best interests of the Settling Stockholders and Alphabet: (1) interview of one attorney at Cravath regarding the SLC’s process and independence; and (2) review of over 5,300 additional pages of relevant documents made available to Settling Stockholders’ Counsel by Alphabet (collectively, “Confirmatory Information”).

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As to the legal merits of the claims asserted in the Settled Matters, the Settling Parties have expended significant time and resources participating in a two-day in-person mediation and pre- and post-mediation conference calls and working group meetings, where the merits of the claims asserted in the Settled Matters and defenses thereto were extensively discussed between the parties and independently with the mediator, Judge Kleinberg.

The Settling Parties have now reached a definitive agreement to settle the Litigations and Demands, upon the terms and subject to the conditions set forth in this Stipulation. After considerable review and deliberation, the SLC has also approved the terms and conditions in the MOU and this Settlement and determined that the Settlement is in the best interests of the Company and its stockholders.

III. STOCKHOLDERS’ CLAIMS AND THE BENEFITS OF SETTLEMENT

As discussed above, Settling Stockholders’ Counsel have reviewed and analyzed confidential, non-public internal documents. In addition, Settling Stockholders’ Counsel have reviewed and analyzed data from many other sources specific to this matter, including, but not limited to: (1) Alphabet’s public filings with the SEC, press releases, announcements, transcripts of investor conference calls, and news articles; and (2) securities analyst, business, and financial media reports about Alphabet. Certain Settling Stockholders’ Counsel have also (1) researched the applicable law with respect to the claims asserted (or which could be asserted) in the stockholder derivative actions and the potential defenses thereto; (2) researched, drafted, and filed complaints or sent litigation and/or inspection demands; (3) consulted with experts retained on numerous matters relevant to the pending litigation and settlement issues; (4) prepared detailed mediation statements; (5) reviewed documents and information provided in advance of the mediation sessions and during settlement negotiations, including by counsel to the SLC, which gave Settling Stockholders’ Counsel a detailed presentation of the SLC’s investigation process and findings; (6) consulted with WilmerHale regarding its review of harassment, retaliation, and pay equity policies and procedures; (7) conducted outreach to significant institutional stockholders of the Company who are not parties to the Settled Matters; (8) participated in two-day in-person mediation and several working-group meetings; and (9) engaged in months-long settlement discussions with Defendants’ counsel.

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Settling Stockholders’ Counsel believe that the claims asserted in the Litigations have merit and that their investigation of the evidence supports the claims asserted. Without conceding the merit of any of the Defendants’ defenses, and in light of the benefits of the Settlement as well as to avoid the potentially protracted time, expense, and uncertainty associated with continued litigation, including potential trial(s) and appeal(s), Settling Stockholders and Settling Stockholders’ Counsel have concluded that it is desirable that the Litigations be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. Settling Stockholders and Settling Stockholders’ Counsel recognize the significant risk, expense, and length of continued proceedings necessary to prosecute the Litigations against Defendants through trial(s) and through possible appeal(s). Settling Stockholders’ Counsel have also taken into account the uncertain outcome and the risk of any litigation, especially complex litigation such as the Litigations, the difficulties and delays inherent in such litigation, the cost to Alphabet—on behalf of which Settling Stockholders filed the Litigations or made Demands—and distraction to management of Alphabet that would result from extended litigation. Based on their evaluation, and in light of what Settling Stockholders’ Counsel believe to be the significant benefits conferred upon Alphabet as a result of the Settlement, Settling Stockholders and Settling Stockholders’ Counsel have determined that the Settlement is in the best interests of Settling Stockholders and Alphabet and have agreed to settle the Litigations upon the terms and subject to the conditions set forth herein.

In addition, Judge Kleinberg—the mediator who presided over the parties’ extensive in-person as well as telephonic mediation efforts—concluded that the negotiations were robust and conducted at arms’-length. Through his involvement, Judge Kleinberg became intimately familiar with the claims at issue in this case, as well as the risks to all parties of continuing to litigate the claims.

IV. DEFENDANTS’ DENIALS OF WRONGDOING AND LIABILITY

Each Individual Defendant has denied and continues to deny that he or she has committed or attempted to commit any violations of law, any breaches of fiduciary duty owed to Alphabet, or any wrongdoing whatsoever, and expressly maintains, that at all relevant times, he or she acted in good faith and in a manner that he or she reasonably believed to be in the best interests of Alphabet and its

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stockholders. Defendants further deny that the Settling Stockholders, Alphabet, or its stockholders suffered any damage or were harmed as a result of any act, omission, or conduct by the Individual Defendants as alleged in the Settled Matters or otherwise. Defendants further assert, among other things, that the Settling Stockholders lack standing to litigate derivatively on behalf of Alphabet because certain of the Settling Stockholders have not yet pleaded, and cannot properly plead, that a demand on the Board would be futile; and other of the Settling Stockholders have not yet pleaded, and cannot properly plead, that demand on the Board was refused.

Alphabet believes that the Settlement is in the best interests of the Company, its stockholders, and its employees. Defendants are, therefore, entering into this Settlement for its benefits and to eliminate the uncertainty, distraction, disruption, burden, risk, and expense of further litigation. Pursuant to the terms set forth below, neither this Stipulation (including the exhibits) nor any Fee Agreement shall in any event be construed as, or deemed to be evidence of, an admission or concession by the Individual Defendants with respect to any claim of fault, liability, wrongdoing, or damage or any defect in the defenses that Individual Defendants have, or could have, asserted. Each Individual Defendant has further asserted, and continues to assert, that at all material times, the Individual Defendant acted in good faith and in a manner that she or he reasonably believed to be in the best interests of Alphabet and its stockholders.

V. POSITION OF THE SLC

After deliberation, the SLC has concluded that the terms of the Settlement are fair and reasonable to Alphabet and that it is in the best interest of the Company and its stockholders to enter into this Stipulation. In reaching that determination, the SLC considered the facts and circumstances surrounding the proposed settlement, including among other matters: (i) the SLC’s view, based on its thorough investigation, of the strengths and weaknesses in the claims asserted by the Settling Stockholders and the Defendants’ anticipated defenses; (ii) the expense, risks and uncertainties of continued litigation; (iii) the effects, including reputational, on Alphabet and its employees of continued litigation; and (iv) the benefits the Settlement affords the Company and the desirability of permitting the Settlement to be consummated according to its terms.

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VI. TERMS OF STIPULATION AND AGREEMENT OF SETTLEMENT

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and among the Settling Stockholders (for themselves and derivatively on behalf of Alphabet), the Individual Defendants, and Alphabet, by and through the SLC, each by and through their respective attorneys of record, that in exchange for the consideration set forth below and the benefits flowing to the Settling Parties from the Settlement, and subject to the approval of the California State Court, the Settled Matters and the Released Claims shall be fully, finally, and forever compromised, settled, discharged, relinquished, and released, and each of the Litigations shall be dismissed with prejudice as to all Defendants and claims, with full preclusive effect, as to all Settling Parties, upon and subject to the terms and conditions of the Stipulation, as set forth below.

1. Settlement Consideration

1.1 In consideration of the Settlement and the releases provided therein, and subject to the terms and conditions of this Stipulation, the Settling Parties have agreed to the following Settlement Consideration for Alphabet.

1.2 Corporate Governance and Workplace Enhancements. By way of this Settlement and the substantial corporate governance and workplace enhancements set forth herein, Alphabet will maintain a robust program designed to prevent and address sexual harassment, sexual misconduct, and retaliation. To that end, the Settling Parties have agreed upon Alphabet’s development and adoption of five “Guiding Principles”, described at Paragraph 1.2(a) below, which reflect the Company’s core values when it comes to addressing concerns relating to sexual harassment, sexual misconduct, and retaliation, and ultimately promoting a workplace and culture that are free of such misconduct. In addition to codifying those principles, Alphabet has directed Google, as well as Alphabet’s other subsidiaries (“Other Bets”) to review, enhance, and as appropriate maintain their sexual harassment and retaliation compliance programs consistent with the Guiding Principles on an annual basis. The Board will receive annual reports regarding the effectiveness of Google and the Other Bets’ compliance programs and any proposed changes based on these annual reviews. Specific enhancements that will be or have been undertaken are set forth in this Paragraph 1.2 and collectively referred to as the “Agreed-To Measures.” The adoption or maintenance (to the extent already implemented) of the Agreed-To Measures shall be substantially complete within twelve (12) months after the Effective Date of the Settlement. Alphabet shall keep the Agreed-To Measures in place for at least five (5) years from the Effective Date of the Settlement.

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a. Guiding Principles. Alphabet’s Guiding Principles are Commitment, Care, Transparency, Fairness & Consistency, and Accountability.

(1) Commitment: Alphabet sets a tone at the top of commitment to a respectful, safe, and inclusive working environment for all employees and members of the extended workforce.

(2) Care: Alphabet creates an environment with an emphasis on respect for each individual at all levels of the organization, including specifically by offering assistance and showing empathy to employees and members of the extended workforce throughout and after the complaint process.

(3) Transparency: Alphabet is open and transparent as an organization regarding the frequency with which sexual harassment complaints arise and the Company’s approach to investigating and responding to those allegations.

(4) Fairness & Consistency: Alphabet ensures that individuals are treated respectfully, fairly, and compassionately in all aspects of Alphabet interactions and applies policies, procedures, and outcomes consistently regardless of who is involved.

(5) Accountability: Alphabet holds all individuals responsible for their actions, and ensures that where appropriate, those individuals hold others accountable too. (collectively, Alphabet’s “Guiding Principles”).

b. Arbitration and NDAs. Alphabet and its subsidiaries have agreed to commit to further updating their approach to arbitration of disputes with employees. Google previously ended the use of mandatory arbitration for all employment disputes between Google and its employees or members of Google’s extended workforce. Google also informed extended workforce suppliers of this change, and by the terms of this Settlement will also request that its extended workforce suppliers review their own arbitration policies.

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Additionally, Alphabet agrees to extend this waiver of mandatory arbitration to harassment, discrimination, and retaliation disputes between Other Bets and their employees or members of their extended workforce. Google also agrees to continue to limit its use of confidentiality restrictions when settling sexual harassment and retaliation claims, including allowing complainants to discuss underlying facts and circumstances of incidents and the reporting process, and encourage Other Bets to do the same.

Alphabet commits to making additional enhancements as described below.

c. Governance and Oversight. Alphabet’s Board is responsible for monitoring and oversight of Alphabet’s sexual harassment and retaliation compliance programs.

(1) Board Membership: The Nominating and Corporate Governance Committee of Alphabet’s Board (“NomGov”) is responsible for overseeing the composition and governance of the Board and its committees as well as recommending candidates for election to the Board. As part of its existing annual evaluation of the Board and its members, Alphabet agrees to ensure NomGov will annually review Board committee memberships and will review chairs of every Board committee every three years to consider whether a rotation of members is appropriate. This review will include a thorough evaluation of each member’s performance, participation, and skill set, as well as membership on private boards. The Board will also amend the NomGov charter to codify this process. When evaluating candidates for nomination as new directors, NomGov will maintain its existing practice of considering a set of candidates that includes both underrepresented people of color and different genders.

(2) Leadership Development and Compensation Committee: The LDCC broadly oversees matters related to the attraction, motivation, development, and retention of employees; ensures good corporate governance; and oversees compensation policies and programs for the Board and employees. Alphabet agrees to ensure its Board will amend the LDCC’s charter to make explicit its mandate to

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oversee management’s efforts to promote a workplace environment that is respectful and free from employment discrimination, including harassment and retaliation. The LDCC already receives reports from Google’s Chief Diversity Officer (“CDO”) on culture and diversity, equity, and inclusion issues at Google, as well as the results of Google’s annual Googlegeist survey. Going forward, the CDO’s reporting will be formalized, and Google will maintain questions in Googlegeist (or successor versions) related to company culture, respect, diversity, equity, inclusion, integrity, and leadership (and continue to report to the LDCC annually on the responses thereto). Additionally, the LDCC will receive data regarding reports and resolution of claims of sexual harassment, discrimination, and retaliation, as well as a presentation regarding the harassment training provided to Google employees along with the training materials. The LDCC will report annually to the Board regarding management’s efforts to promote a respectful workplace free from employment discrimination, including harassment and retaliation, and include data regarding reports and resolution of claims of sexual harassment, discrimination, and retaliation, as well as results of Googlegeist (or successor versions). The LDCC will also report to the Board compensation decisions for any “Senior Executive” (defined as a member of the C-Suite, Senior Vice President, Country Manager, Head of a Business Unit, or Site Lead) found to have engaged in serious misconduct involving sexual harassment, sexual misconduct, or retaliation (along with the substantiated complaints, underlying allegations, and any corrective action); and continue to report on compensation for such Senior Executives for each of the subsequent three (3) years.

(3) Audit and Compliance Committee: The Audit Committee is responsible for overseeing, among other things, the Company’s auditors and audit process as well as legal, regulatory, and other risk assessments and compliance. Alphabet agrees to rename the Audit Committee as the Audit and Compliance Committee (the “AC Committee”) and the Board will update the AC Committee’s charter to explicitly reflect its oversight responsibilities for legal and regulatory

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compliance, including data privacy. The AC Committee will hold four (4) separate mid-quarterly meetings per year on legal and regulatory compliance matters, receive updates on specific compliance / investigation matters, and receive quarterly reports on Google management’s compliance efforts and investigations. Directors on the AC Committee will serve as both audit and compliance members. Google will also implement a formal reporting structure from the Google heads of compliance and investigations to the AC Committee, such that those individuals can report to the AC Committee any concerns regarding the compliance program and incidents of alleged non-compliance, including with respect to Senior Executives. The AC Committee will also receive quarterly updates on cases brought to a newly created “rapid response” team, which will have responsibility for certain cases involving Senior Executives and/or the most serious allegations, such as those involving nonconsensual sex or sexual assault. Google will also update its incident management process and legal support model, by which the Regulatory and Investigations Team (GA), Corporate Securities (GA), and the Controller Function (Finance) assess the potential materiality of incidents (including by providing hypothetical scenarios to confirm what incidents rise to the level of notifying the AC Committee). The AC Committee will, in turn, provide quarterly reports to the full Board regarding legal and regulatory compliance issues.

(4) Board Training and Training Oversight: In addition to mandating sexual harassment training for the Board, as well as fiduciary duty training every other year, Alphabet will promote Board oversight of Google employee sexual harassment training by tracking compliance by business unit and report training compliance deficiencies to the Board and ensure annual review of Google’s sexual harassment training materials by relevant stakeholders.

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d. Review of Policies and Procedures. Following the SLC Review (including but not limited to the review of the policies and procedures discussed in Section II.F. above), and as part of the Settlement, Alphabet has agreed to enhance Google and Other Bets’ sexual harassment and retaliation compliance programs consistent with the Guiding Principles. In particular, Alphabet will commit Google to implement the following enhancements to Google’s sexual harassment and retaliation compliance programs:

(1) Policies: Under the terms of the Settlement, Google will strengthen its policies to reflect its dedication to each of the Guiding Principles—and in particular to Commitment, Care, and Fairness & Consistency—by making enhancements to its Anti-Discrimination, Harassment, and Retaliation Policy, Relationships with Co-Workers Policy, Drugs & Alcohol Policy, and Supplier Code of Conduct. Google will incorporate the Guiding Principles expressly into its core Anti-Discrimination, Harassment, and Retaliation Policy, and update this policy and related policies to:

(A) Include a clear statement in its Anti-Discrimination, Harassment, and Retaliation Policy about Google’s unwavering commitment to prohibiting and effectively responding to sexual harassment, discrimination, and retaliation; further spotlight managers’ obligations to promote a workplace and culture that are free from harassment, discrimination, misconduct, abusive conduct, and retaliation; explicitly address off-site conduct and conduct during the hiring process; and reflect the support and resources available during the investigation process.

(B) Update its Relationships with Co-Workers Policy to clarify the types of relationships and individuals (including prospective employees) covered by the policy, what relationships are permitted and prohibited under Google’s relationships policy, as well as disclosure and reporting requirements. In addition, the policy will be revised to highlight that Google employees in relationships are expected to conduct themselves not only in accordance with Google’s Code of Conduct and Anti-Discrimination, Harassment, and Retaliation Policy, as the policy already states, but also with Google’s Respect values, and to explicitly state that Google has discretion to reevaluate relationships it previously determined to be permissible.

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(C) Refine its policy against excessive alcohol consumption at work-related events to further encourage managers to create safe environments, and incorporate the impairment-related guidance into other Google policies where relevant.

(D) Provide members of Google’s extended workforce with an opportunity to learn about the policies, processes, and resources available to them. Google will also update its Supplier Code of Conduct to highlight expectations for outside suppliers in their conducting of investigations, continue to audit suppliers for adherence with Google’s Supplier Code of Conduct, and develop a tool to trigger supplier audits where suppliers demonstrate compliance-related concerns arising from investigations.

Google substantially implemented the above policy revisions during the course of the mediation and negotiation of this Settlement with Plaintiffs’ Co-Lead Counsel and other Settling Stockholders’ Counsel.

(2) Reporting: Google’s channels for employees to report misconduct include permitting employees to report concerns to their supervisors, to an anonymous hotline, or to a variety of individuals outside of their supervisory chain. These options are described on a central landing page. Alphabet agrees that Google will continue to highlight and educate employees about the resources available to them during investigations and about options to report anonymously, ensure that reporting channels remain streamlined in an easily-accessible landing page, revise reporting guidance to notify employees that allegations involving the C-Suite may be reported directly to the Audit Committee of the Board, and increase the visibility of Google’s Respect@ program. Google will continue to spotlight harassment-related concerns in the annual investigations report.

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(3) Investigatory Practices and Procedures: Alphabet agrees that Google will enhance and refine its fact-finding, documentation, and close-out processes with respect to investigations of sexual harassment and retaliation as follows.

(A) Fact-finding Process: In addition to streamlining and consolidating guidance for investigators and ensuring that investigators have increased awareness of and access to relevant data, Google has refined its comprehensive investigatory guidance to address skills such as care and empathy. It will also refine this guidance to emphasize, to investigators as well as to suppliers, the prohibition on retaliation; to clarify when off-site conduct is investigated; and to codify the process for transferring complaints, assessment of whether confidentiality instructions are appropriate, target deadlines for intake of complaints, and the use of two-investigator teams. Google will continue to educate employees on the investigative process. Google will also continue to assess annually the resource needs of its investigative teams. Following an investigation, human resources personnel will check in with complainants involved in harassment, discrimination, or retaliation investigations every six (6) months for a period of two (2) years following the completion of the investigation (unless the complainant opts against such check ins).

(B) Close-out: Google will include a “lessons learned” review at the end of its investigations.

(C) Documentation: Google will standardize investigation reports, offer report templates to suppliers to use for their investigations, ensure consistent documentation in the case management database, including when a complaint is transferred to other investigation teams, and enhance technological capabilities relating to investigations.

(4) Disciplinary Action and Remediation: Google will enhance its disciplinary action and remediation procedures with respect to sexual harassment and retaliation as follows.

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(A) Outcomes: Google will emphasize that senior leaders—Vice Presidents and Senior Executives—will be held to a higher standard, while ensuring fairness and consistency by having the relevant investigative team continue its existing practice of both formally calibrating corrective action recommendations and recommending a single disciplinary outcome. Google will also create an Employee Disciplinary Committee to review the relevant investigative team’s disciplinary recommendations for certain cases prior to their being finalized and a Corrective Action Committee (“CAC”) to make final disciplinary determinations in certain cases. The investigative team will report aggregate data regarding disagreements with respect to disciplinary outcome between the investigative team and the business to the CAC. Google will also provide guidance regarding the use of coaching and expand usage of coaching as an additional corrective action.

(B) Appeals: Google will codify when and how cases will be reconsidered and/or reopened and provide guidance on how to respond to appeals requests.

(C) Pay, Promotions, and Severance:

(i) Google does not consider prior salaries in determining starting salaries in the U.S., and commits to maintain and extend that practice globally. Google will continue to include underrepresented talent in initial calibration meetings with hiring managers for open positions for directors and above. Google will formalize its current protocol to ensure decision makers, including the LDCC, are aware of misconduct in making pay, promotion, or severance decisions. It will revise its severance guidelines to reflect consideration of misconduct, and continue to ensure the consideration and impact of employees’ misconduct in pay and promotion decisions.

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(ii) Google will continue its current practice of not providing severance to any employee, including a Senior Executive, terminated for sexual harassment, sexual misconduct, or retaliation. Google will not (i) provide severance to any employee, including a Senior Executive, who is the subject of a pending investigation for sexual harassment, sexual misconduct, or retaliation at the time of their departure from Google; (ii) accelerate the vesting of unvested equity for any employee or Senior Executive who is the subject of a pending investigation for sexual harassment, sexual misconduct, or retaliation or whose employment is being terminated based on a substantiated finding of such conduct; (iii) allow any employee, including a Senior Executive, who has been informed by the company that they are the subject of a pending investigation for sexual harassment, sexual misconduct, or retaliation, or any employee, including a Senior Executive, who has been sued for such misconduct, to modify their 10b5-1 plan while Google’s investigation is ongoing; or (v) allow any employee, including a Senior Executive, to modify 10b5-1 plans if allegations of sexual harassment, sexual misconduct, or retaliation have been substantiated and the recommended corrective action is termination.5 To the extent that management ever believes that extraordinary circumstances (such as legal or contractual obligations) require departure from these restrictions, the Board must review those circumstances before Google allows the modification of a 10b5-1 plan by, or provides severance to, an employee or Senior Executive being terminated on such grounds or who is the subject of a pending investigation into such allegations.

[5]	For the avoidance of doubt, these restrictions do not prohibit Google from paying any compensation that it is legally obligated to pay.

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(iii) Google will formally include Google values as performance expectations and will provide compensation-based incentives for such positive behavior, while also communicating to employees that misconduct is considered in pay, promotions, and severance decisions (including by providing examples of how misconduct could impact compensation). Employees will certify that they understand misconduct could result in adverse action, including an impact to compensation.

(iv) Google’s team of Investigations Care Specialists will continue to facilitate the review of complainants’ performance ratings for the performance cycles immediately following complainants’ engagement in protected activity to ensure that they are protected from retaliation.

(5) Sexual Harassment and Retaliation Training and Education:

(A) Training for Senior Leaders: Google educates senior leaders that they should hold themselves to—and that Google will hold them to—a higher standard. The Company will continue to educate senior leaders about this expectation as well as the role and authority of the CAC.

(B) Training for Managers (including senior leaders): Google will continue to enhance its Managing Within the Law training (which title will be revised to reflect the broader, values-based purpose of the training) to emphasize managers’ and relevant human resources personnel’s mandatory reporting obligations for claims of sexual harassment and obligations during the hiring process, as well as to educate managers on unconscious bias. Google will provide specific guidance to managers regarding alcohol consumption and planning team events, make retaliation a focus of training for all managers, including senior leaders, provide guidance regarding the importance of creating an environment where individuals are comfortable

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raising concerns, discuss strategies for responding to concerns raised by employees, clarify conduct that could be considered protected activity or retaliatory, and highlight that a claim of underlying misconduct does not need to be substantiated for retaliation to occur. Google will also educate managers on performance management issues and best practices and emphasize the need for consultations with Employment Legal and other relevant teams where adverse action is being considered for an employee who has engaged in protected activity. Google will also continue to provide organizational diversity data to directors and VPs.

(C) Training for Individual Contributors: Google will enhance its training for employees who are not people managers to address unconscious bias, alcohol, and retaliation.

(D) Training for Investigators of Sexual Harassment and Retaliation: Google will continue to enhance guidance for investigators on soft skills, including care and empathy; how to address discipline or conduct by managers that, while not retaliatory, could have a chilling effect on protected activity; what circumstances warrant appeal or re-opening of a previous investigation; how and when to investigate off-site conduct; the improved use of the case management database; and corrective action for enablers of misconduct. Google will also formalize the training curriculum for its investigators who address complaints relating to the extended workforce.

(E) Training for People Operations: Google will provide guidance to members of People Operations on soft skills, including care and empathy, as well as how to respond to and process complaints of off-site conduct. Google will also train members of People Operations on issue spotting when adverse actions may be retaliatory (to ensure that those actions are properly reviewed and avoided, and/or that Employment Legal and other relevant teams are consulted) and how and when to transfer and escalate complaints to the appropriate investigative team.

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(F) Training Compliance: Google will implement several initiatives to promote Accountability with respect to its training program by continuing to incorporate training compliance into Google’s performance, pay, and promotions decisions, penalizing managers where training compliance issues are systemic within populations under their supervision, and communicating the impact of training non-compliance to employees. Additionally, Google will add minimum hours requirement to non-mandatory trainings.

1.3 The DEI Advisory Council. Alphabet shall establish and maintain a Diversity, Equity, and Inclusion Advisory Council (the “DEI Advisory Council”) for at least five (5) years from the Effective Date of the Settlement. In announcing the DEI Advisory Council, Alphabet will include a statement describing it as, among other things, a demonstration of Alphabet’s unwavering commitment to prohibiting and effectively responding to sexual harassment, discrimination, and retaliation. The substantive terms of the DEI Advisory Council are described below.

a. Scope. The DEI Advisory Council will be responsible for overseeing the creation, implementation, and ongoing operation of the initiatives and systems that support diversity, equity, and inclusion described in Paragraph 1.2 above, consistent with Alphabet’s commitment to the five Guiding Principles of Care, Commitment, Fairness & Consistency, Transparency, and Accountability, in the following areas:

(1) Recruitment and hiring;

(2) Employee equity in compensation, evaluations, training and development;

(3) Workplace civility and collegiality;

(4) Providing adequate mechanisms for receiving and appropriately investigating and responding to complaints; and

(5) Avoiding retaliation.

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(i.e., the Agreed-To Measures as defined in Paragraph 1.2, above). To most effectively advance its work, the DEI Advisory Council shall have access to aggregated data in the annual Googlegeist Report, Investigations Report, Diversity Report, Pay Equity Update, or their equivalents and/or successor versions. The DEI Advisory Council may also request that Alphabet provide reasonably available aggregated data relating to the Agreed-To Measures consistent with the scope outlined in Paragraph 1.3.

b. Membership.

(1) Membership in the DEI Advisory Council will consist of internal and external members.

(A) From the Company, the CDO, plus two senior executives (who must be SVP level or above and committed to diversity, equity and inclusion efforts). These individuals are Melonie Parker (Google’s CDO), Kent Walker (Google’s SVP, Global Affairs and Chief Legal Officer), and Jen Fitzpatrick (Google’s SVP, Core and Corporate Engineering). In addition, as a demonstration of his and the Company’s commitment to diversity, equity, and inclusion and to ensure the successful launch of the DEI Advisory Council, Alphabet’s Chief Executive Officer (“CEO”), Sundar Pichai, will serve on the DEI Advisory Council for the first year.

(B) Externally, a minimum of three members with expertise in diversity, inclusion, equity and/or sexual harassment. The external members will be Judge Nancy Gertner (Ret.), Grace Speights, and Fred Alvarez, who were jointly selected by the Company and Plaintiffs’ Co-Lead Counsel.

(2) In the event that any member is added to the DEI Advisory Council, there must be unanimous consent as to that member by all existing DEI Advisory Council members.

(3) In the event that there needs to be substitution or replacement of an internal member, the CDO and CEO shall propose a new internal member for approval by a majority of the LDCC.

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(4) In the event that there needs to be substitution or replacement of an external member, the remaining external members shall propose three candidates to fill that seat and a majority of the LDCC shall select the new member from those candidates or request additional proposed candidates from the remaining external members, if necessary.

(5) In order to ensure the participation and commitment of the highest quality professionals, Alphabet shall (i) compensate each outside member of the DEI Advisory Council for his or her services at a fair and reasonable rate for consultants with comparable skills and experience and (ii) reimburse each DEI Advisory Council member for expenses reasonably incurred in the performance of DEI Advisory Council duties. Alphabet shall also indemnify all DEI Advisory Council members in the event of litigation arising out of their roles as DEI Advisory Council members to the fullest extent permitted by applicable law.

(6) The DEI Advisory Council may retain consultants, advisors, and legal counsel to help fulfill its responsibilities and Alphabet will pay their fees.

(7) Any external member of the DEI Advisory Council shall disclose to the LDCC relationships of which they are aware between their employer and any Alphabet entity. Alphabet will work with Lead Plaintiffs to craft engagement agreements with the external members that seek to avoid improper benefits being derived by them from their service on the DEI Advisory Council.

c. Meetings and Reporting.

(1) The DEI Advisory Council will meet at least once per quarter; external members are free to meet without other members.

(2) The Board and CEO will work with the DEI Advisory Council as follows:

(A) The CDO and one external member will represent the DEI Advisory Council in at least one annual meeting with the LDCC;

(B) The DEI Advisory Council will provide written reports to the CEO and LDCC quarterly for the first three years; after that, the DEI Advisory Council may decide unanimously to make such reports annual;

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(C) The DEI Advisory Council’s written and oral reports to the CEO and LDCC will discuss the DEI Advisory Council’s work and recommendations during the quarter and management’s responses to the recommendations, as well as Alphabet’s progress in creating and implementing the initiatives and systems to comply with the Agreed-To-Measures. The reports will include a statement as to whether there are any significant disagreements among the DEI Advisory Council members that remain unresolved at the time of each report.

(3) The CDO, on behalf of the DEI Advisory Council, will provide an annual update on its work in Google’s Diversity Report (or successor or similar publication). The update shall summarize the Company’s progress and accomplishments under the DEI Advisory Council’s advice.

1.4 The Workplace Initiative and Funding Component. Alphabet shall commit funds to be spent on a set of workplace initiatives and programs (the “Workplace Initiative”), the substantive terms of which are described below.

a. Initiative and Program Areas. The Workplace Initiative will support a set of global initiatives and programs that focus on the following key areas:

(1) Expanding the pool of technologists, especially those who are historically underrepresented6, including by increasing educational and career opportunities through investments in computer science programs to build computer science talent;

(2) Hiring, progression, and retention of historically underrepresented talent at Alphabet and in particular at Google;

[6]	Diverse, historically underrepresented, and/or disadvantaged individuals or groups are referred to herein collectively as “historically underrepresented.”

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(3) Fostering respectful, equitable, and inclusive workplace cultures; and

(4) Helping historically underrepresented groups and individuals succeed with their businesses and in the digital economy and tech industry, including by supporting conferences and events and increasing access to digital tools and opportunities.

b. Funding of the Workplace Initiative. In order to provide appropriate funding for the Workplace Initiative, Alphabet shall cause to be spent a total of $310 million over the course of up to 10 years starting the first full fiscal year following the Effective Date of the Settlement.

c. Tracking and Reporting. The CDO will be responsible for tracking the status of (1) the past spend of the committed funding and (2) the planned spend of the committed funding. The CDO will take reasonable measures to ensure the funding is used to support initiatives and programs within the scope described above and will take reasonable steps to quantify and track such spend. The CDO will report annually to the LDCC on the status of the past and planned spend of the committed funding. The CDO will also report annually to the DEI Advisory Council (discussed in Paragraph 1.3 supra) on the past and planned spend of the committed funding. Google will agree to include a high-level summary statement in its public annual Diversity Report about ways in which funds were spent to support the areas covered by the Workplace Initiative in the prior fiscal year, starting with the first annual Diversity Report (or successor or similar publication) occurring after the completion of the first fiscal year after the Effective Date.

1.5 If any of the terms of the Settlement Consideration set forth in Paragraphs 1.2 through 1.4 above should conflict with any applicable law(s), rule(s) or regulation(s) (including of any national securities exchange or interdealer quotation system or relating to employee representatives), the Company will comply with such applicable law(s), rule(s), notwithstanding any provision herein.

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1.6 Following the Effective Date of the Settlement, should the Board make a good faith determination, based on the exercise of its fiduciary duties, that any term of the Settlement Consideration set forth in Paragraphs 1.2 through 1.4 above is contrary to the best interests of the Company, the Board may modify such provision (a “Modification”) in the following manner:

a. The Board, after informed consideration of the Modification, shall document the reasons for the Modification and shall approve the Modification.

b. The Board will be advised by outside counsel in considering the Modification.

c. The Board will adopt a reasonably narrowly tailored Modification that it determines to be consistent with the Company’s best interests and with the purposes of this Settlement.

d. Before the Modification takes effect, the Company shall provide notice to counsel for the Stockholders of the Modification as approved by the Board and shall postpone implementation of the Modification for at least 30 days following such disclosure.

e. As part of the Settlement, the Individual Defendants represent that the Board is not presently aware of any information that would require such a Modification.

1.7 On November 8, 2018, Google publicly announced a number of workplace commitments (“November 2018 Commitments”). The Company shall adopt the Agreed-To Measures in addition to or in conjunction with November 2018 Commitments, and acknowledges that the Settling Stockholders and their counsel were a substantial and material factor in the adoption and/or maintenance of the Agreed-To Measures.

2. Procedure for Implementing the Settlement

2.1 Following the last party’s execution of this Stipulation, as well as the Settling Parties’ agreement to any Fee Agreement(s) per Paragraph 4.2, Plaintiffs’ Co-Lead Counsel shall submit the Stipulation together with its exhibits to the California State Court and file a motion for preliminary approval of settlement, requesting, inter alia: (i) preliminary approval of the Settlement and entry of the Preliminary Approval Order substantially in the form attached as Exhibit A hereto; (ii) approval of the form, content, and method of providing notice to Alphabet stockholders and approval of the forms of Notice and Summary Notice attached as Exhibits B and C hereto; and (iii) a date for the Settlement Hearing.

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2.2 Within fourteen (14) calendar days of the California State Court’s entry of the Preliminary Approval Order, Alphabet shall: (i) file a Form 8-K with the SEC which shall include the Notice as an attachment, (ii) cause the Summary Notice to be published through Investor’s Business Daily, and (iii) post the Notice and Stipulation on the Company’s investor relations website until the Judgment becomes Final. Alphabet shall cause to be paid all costs of such notice. Plaintiffs’ Co-Lead Counsel will also post the Notice (Exhibit B) on their firms’ websites. At least seven (7) calendar days prior to the Settlement Hearing, Alphabet’s counsel shall file with the California State Court an appropriate affidavit or declaration with respect to filing of the Form 8-K, publication of the Summary Notice, and posting of the Notice and Stipulation; and Plaintiffs’ Co-Lead Counsel shall file with the California State Court an appropriate affidavit or declaration with respect to the posting of the Notice.

2.3 The Settling Parties believe the content and manner of the Notice, as set forth in the prior paragraph, constitutes adequate and reasonable notice to Current Alphabet Stockholders pursuant to applicable law and due process.

2.4 The Settling Parties agree to request that the California State Court hold a hearing in the California Action sixty (60) days after Notice is given, at which time the California State Court will consider and determine whether the Judgment, substantially in the form of Exhibit D hereto, should be entered: (i) approving the terms of the Settlement as fair, reasonable, and adequate; (ii) dismissing with prejudice the California Action pursuant to the terms of this Stipulation against Defendants; and (iii) ruling upon Plaintiffs’ Co-Lead Counsel’s application for a Fee & Expense Award.

2.5 Pending the Effective Date, the Settling Parties agree that all proceedings and discovery in the Litigations shall be stayed (except as otherwise provided herein and the proceedings necessary to effectuate the consummation and final approval of the Settlement) and not to initiate any other proceedings other than those related to the Settlement itself. The Settling Parties shall not file, prosecute, instigate, or in any way participate in the commencement or prosecution of any of the Released Claims.

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3. Dismissal of the Litigations and Withdrawal of the Demands

3.1 With the exception of the California Action, in which the Settling Parties will seek the entry of a Judgment from the California State Court pursuant to the terms of this Stipulation, this Settlement is conditioned on the dismissal with prejudice of all of the other Litigations pending at the time of final approval and the withdrawal of the Demands.

3.2 Within fifteen (15) days after the California State Court grants final approval of the Settlement, the Settling Stockholders shall take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, and appropriate to secure dismissal with prejudice of the Litigations in their entireties as to all parties in those actions, and shall provide reasonable documentary assistance to Defendants as requested to assist Defendants’ efforts to obtain dismissal of any stockholder derivative actions not listed above as part of the Litigations that may be later filed in any state or federal court asserting claims that are related to the subject matter of the Settled Matters. In the interim, the Settling Parties shall cooperate to, at a minimum, secure a postponement of any response deadline, hearing or trial date(s) in the Litigations while this Settlement is under consideration by the California State Court. The Settling Stockholders shall also withdraw all Demands.

4. Fee and Expense Awards

4.1 Defendants agree that the Settlement confers substantial benefits on Alphabet and its stockholders, including but not limited to by way of the Settlement Consideration set forth herein. Defendants also agree that Settling Stockholders’ Counsel are entitled to awards of reasonable attorneys’ fees and expenses for their roles in creating such benefits of the Settlement, as well as Service Awards to certain of the Stockholders.

4.2 In light of benefits produced for Alphabet by the Settling Stockholders and the Settling Stockholders’ Counsel in connection with the Settlement and the Litigations and Demands leading up to it, Plaintiffs’ Co-Lead Counsel intend to seek approval of a Fee & Expense Award from the California State Court, in an amount they (after consultation with Settling Stockholders’ Counsel other than Delaware Counsel) will attempt to negotiate with Defendants’ counsel. If they are able to agree on such amount, the amount will be memorialized in a Fee Agreement issued by the mediator

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(Hon. Layn Phillips) and such Settling Stockholders (other than Irving Fire) and their counsel (other than Delaware Counsel) agree not to request that any greater aggregate amount be awarded to the Settling Stockholders’ Counsel by the California State Court, not to seek payment of attorneys’ fees and expenses from any person or entity other than Alphabet or its insurers, and that no other or greater payments or awards shall be requested from the California State Court. In light of the benefits being produced for Alphabet by Irving Fire and Delaware Counsel, Delaware Counsel intends to submit a separate petition for a Fee & Expense Award to the Delaware Court, in an amount they will attempt to negotiate with Defendants’ counsel. Any such Fee & Expense Award, if approved, shall be paid separately, and in addition to, any Fee & Expense Award awarded by the California State Court. If they are able to agree on such amount, the amount will be memorialized in a Fee Agreement issued by the mediator (Hon. Layn Phillips) and Irving Fire and Delaware Counsel agree not to request that any greater aggregate amount be awarded to Delaware Counsel by the Delaware Court, not to seek payment of attorneys’ fees and expenses from any person or entity other than Alphabet or its insurers, and that no other or greater payments or awards shall be requested from the Delaware Court. No fees or expenses shall be owed or paid to Irving Fire or its counsel from any Fee & Expense Award awarded by the California State Court. Any fees and expenses application filed in the Delaware Action by Irving Fire shall not be filed until after entry of the Judgment, and shall be accompanied by a stipulation and proposed order that the Delaware Court dismiss the Delaware Action with prejudice and retain jurisdiction solely to hear Delaware Counsel’s petition for a Fee & Expense Award. Alphabet and the Individual Defendants agree not to oppose the requested Fee & Expense Awards so long as they do not exceed the agreed upon amounts, to be reflected in the Fee Agreements, if any, with Plaintiffs’ Co-Lead Counsel and Delaware Counsel, respectively. If the parties cannot reach agreement, Plaintiffs’ Co-Lead Counsel and Delaware Counsel may seek applications in amounts they deem appropriate.

4.3 The amount of the Fee & Expense Award in the California Action shall be subject to approval by the California State Court. The amount of the Fee & Expense Award in the Delaware Action shall be subject to approval by the Delaware Court. Any changes by any court to the negotiated amount of any Fee & Expense Awards will not otherwise affect the Finality of the Settlement. Alphabet agrees that, to the extent available, it will cause insurance proceeds from the Defendants’ insurers to pay for the Fee & Expense Awards in excess of any applicable self-insured retention.

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4.4 Any Fee & Expense Award awarded by the California State Court shall be paid into a joint-signature escrow account maintained by Plaintiffs’ Co-Lead Counsel within thirty (30) calendar days of the entry of an order by the California State Court granting final approval of the Settlement and California State Court approval of the Fee & Expense Award, notwithstanding the existence of any collateral attacks on the Settlement, including, without limitation, any objections or appeals. Any Fee & Expense Award awarded by the Delaware Court shall be paid into an escrow account maintained by Delaware Counsel within thirty (30) calendar days of the entry of an order by the Delaware Court approving any Fee & Expense Award in the Delaware Action, notwithstanding the existence of any collateral attacks on the Settlement, including, without limitation, any objections or appeals.

4.5 The Fee & Expense Awards are subject to the Settling Stockholders’ Counsel’s obligations to make appropriate refunds or repayments into their respective escrow accounts, plus interest earned thereon at the same net rate as earned by the escrow account, if and when as a result of any appeal and/or further proceedings on remand, or successful collateral attack, approval of the Settlement is denied or overturned or any Fee & Expense Award is reduced or reversed and such order denying or overturning the Settlement or reducing or reversing any Fee & Expense Award becomes Final. In such event, each of the Settling Stockholders’ Counsel who received any portion of such Fee & Expense Award shall, within thirty (30) business days from the event which requires repayment of that Fee & Expense Award, refund to the appropriate escrow account such portion of the Fee & Expense Award paid to or received by each of them, along with interest, as described above, after which, within seven (7) days, such amounts shall be repaid to Alphabet and/or the Defendants’ insurers.

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4.6 Plaintiffs’ Co-Lead Counsel may apply to the California State Court for Service Awards in an amount to be negotiated for each of the Co-Lead Plaintiffs in the California Action, to be paid upon California State Court approval, in recognition of their participation and efforts in the creation of the benefits of the Settlement. The Service Awards, if approved by the California State Court, shall be paid to the California Co-Lead Plaintiffs out of the joint-signature escrow account maintained by the Plaintiffs’ Co-Lead Counsel. Delaware Counsel in the Delaware Action may apply to the Delaware Court for a Service Award in an amount to be negotiated for Irving Fire, to be paid upon the Delaware Court’s approval, in recognition of its participation and efforts in the creation of the benefits of the Settlement, which, if approved by the Delaware Court, shall be paid to Irving Fire out of the escrow account maintained by Delaware Counsel. Alphabet and the Individual Defendants shall not be separately liable for any portions of any Service Award.

4.7 Plaintiffs’ Co-Lead Counsel shall meet and confer with Settling Stockholders’ Counsel regarding allocation of any Fee & Expense Award approved by the California State Court amongst Settling Stockholders’ Counsel (other than Delaware Counsel) and make a proposal regarding allocation which they, in good faith, believe reflects the contributions of such counsel to the institution, prosecution, and settlement of the Litigations and the Demands. Alphabet and the Individual Defendants shall have no responsibility or involvement in the allocation of attorneys’ fees or expenses. If any disputes arise regarding the allocation of any Fee & Expense Award, such disputes shall be resolved by the Hon. James P. Kleinberg by mediation and, if necessary, final, binding, and non-appealable arbitration.

4.8 Except as otherwise provided herein or except as provided pursuant to indemnification or insurance rights, each of the Settling Parties shall bear his, her, or its own costs, expenses, and attorneys’ fees.

4.9 The California State Court’s decision granting, in whole or in part, the application by Plaintiffs’ Co-Lead Counsel for a Fee & Expense Award and Service Awards is not a condition of the Stipulation or to entry of the Judgment. The request by Settling Stockholders’ Counsel (other Delaware Counsel) for a Fee & Expense Award and for Service Awards is to be considered by the California State Court separately from the California State Court’s consideration of the question whether the Settlement is fair, reasonable, adequate, and in the best interests of Alphabet and its stockholders. In addition, the Delaware Court’s decision granting, in whole or in part, the application by Delaware Counsel for a Fee & Expense Award (and any Service Award) is not a condition of the Stipulation or to entry of the Judgment. Any orders or proceedings relating to any request for a Fee & Expense Award or Service Awards, or any appeal from any order or proceedings relating thereto, shall not affect the validity or Finality of the Settlement, operate to terminate or cancel the Stipulation, and/or affect or delay either the Effective Date or the Finality of the Judgment approving the Settlement.

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5. Releases

5.1 Upon the Effective Date, the Settling Stockholders (acting on their own behalf and, in some cases, derivatively on behalf of Alphabet), Alphabet, and any Person acting derivatively on behalf of Alphabet shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, discharged and dismissed with prejudice the Released Stockholder Claims (including Unknown Claims) against the Released Defendant Persons.

5.2 Upon the Effective Date, the Settling Stockholders (acting on their own behalf and, in some cases, derivatively on behalf of Alphabet), Alphabet, and any Person acting derivatively on behalf of Alphabet, shall be forever barred and enjoined from asserting, commencing, instituting, or prosecuting any of the Released Stockholder Claims against any Released Defendant Persons.

5.3 Upon the Effective Date, each of the Individual Defendants and Alphabet shall be deemed to have, and by operation of the Judgment shall have, fully, finally, and forever released, relinquished, and discharged the Released Defendant Claims (including Unknown Claims) against the Released Stockholder Persons, and shall be forever barred and enjoined from asserting any Released Defendant Claims against any Released Stockholder Persons.

5.4 Nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of the Stipulation.

6. Conditions of Settlement

6.1 The Effective Date of the Settlement shall be the date on which all of the following events have occurred:

a. approval of the Settlement at or after the Settlement Hearing following notice to Current Alphabet Stockholders as set forth in Paragraph 2.2;

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b. entry of the Judgment, in all material respects in the form set forth as Exhibit D annexed hereto, approving the Settlement without awarding costs to any party, except as provided herein, dismissing with prejudice the California Action pursuant to the terms of this Stipulation, and releasing the Released Persons from the Released Claims;

c. the passing of the date upon which the Judgment becomes Final;

d. dismissal with prejudice of the other pending Litigations;

e. the withdrawal of the Demands; and

f. the passing of the dates upon which each of the dismissal orders in each of the Litigations become Final.

6.2 If any of the conditions specified above in Paragraph 6.1 are not met, then the Stipulation shall be cancelled and terminated, unless all of the Settling Parties agree in writing to proceed with the Stipulation. If for any reason the Effective Date of this Stipulation does not occur, or if this Stipulation is in any way canceled, terminated, or fails to become Final in accordance with its terms: (i) all Settling Parties and Released Persons shall be restored to their respective positions prior to execution of this Stipulation; (ii) all releases delivered in connection with the Stipulation shall be null and void, except as otherwise provided for in the Stipulation; (iii) the Fee & Expense Awards and Service Awards shall not be paid or, if already paid, shall be refunded in accordance with Paragraph 4.5; and (iv) all negotiations, proceedings, documents prepared, and statements made in connection herewith shall be without prejudice to the Settling Parties, shall not be deemed or construed to be an admission by any of the Settling Parties of any act, matter, or proposition, and shall not be used or referred to in any manner for any purpose (other than to enforce the terms remaining in effect) in any subsequent proceeding in the Settled Matters or in any other action or proceeding. In such event, the terms and provisions of this Stipulation (other than those set forth in Section I(a)-(kk), and Paragraphs 6.2, 7.7, and 7.9) shall have no further force and effect with respect to the Settling Parties and shall not be used in the Settled Matters or in any other proceeding for any purpose.

6.3 No court order (including by the California State Court or Delaware Court), modification, or reversal on appeal of any court order concerning any Fee & Expense Award, Service Awards, and interest awarded by a court to Settling Stockholders’ Counsel shall constitute grounds for cancellation or termination of the Stipulation, affect the enforceability of the Stipulation, or delay or preclude the Judgment from becoming Final.

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7. Miscellaneous Provisions

7.1 The Settling Parties (i) acknowledge that it is their intent to consummate the Settlement; and (ii) agree to act in good faith and cooperate to take all reasonable and necessary steps to expeditiously implement the terms and conditions of the Settlement set forth in this Stipulation.

7.2 The Settling Parties intend this Settlement to be a final and complete resolution of all disputes between them arising out of, based upon, or related to the Settled Matters and the Released Claims. The Settlement compromises claims that are contested and shall not be deemed an admission by any Settling Party as to the merits of any claim, allegation, or defense. The Settling Parties and their respective undersigned counsel agree that at all times during the course of the litigation, each has complied with the requirements of the applicable laws and rules of the California State Court. The Settling Parties agree that the Released Claims are being settled voluntarily after consultation with an experienced mediator and competent legal counsel who were fully competent to assess the strengths and weaknesses of their respective clients’ claims or defenses.

7.3 The Settling Parties agree that the terms of the Settlement were negotiated in good faith by the Settling Parties. The Settling Parties will request that the Judgment contain a finding that during the course of the Settled Matters, the Settling Parties and their respective undersigned counsel at all times complied with the requirements of Federal Rule of Civil Procedure 11, California Code of Civil Procedure § 128.7, and all other similar rules of professional conduct. The Settling Parties reserve their right to rebut, in a manner that the parties determine to be appropriate, any contention made in any public forum that the Settled Matters were brought or defended in bad faith or without a reasonable basis.

7.4 In the event that any other disputes arise, prior to the time that Judgment is entered by the California State Court, that are related to the terms of this Stipulation, any of its exhibits, or the Settlement more generally, or the presentation of the Settlement to the Court for approval, including but not limited to the allocation of the Fee & Expense Award in the California Action among Settling Stockholders’ Counsel, such disputes will be resolved by Judge Kleinberg, first by way of mediation, and, if unsuccessful, then by way of final, binding, non-appealable arbitration administered under JAMS Comprehensive Arbitration Rules. 7

[7]

Any disputes regarding the Fee & Expense Awards will be mediated by the Hon. Layn Phillips (Ret.), with Judge Phillips’ role limited to mediating disputes regarding the amount of the Fee & Expense Awards (which remain subject to Court approval pursuant to Section VI.4. herein). Defendants will take no position on the allocation of the Fee & Expense Award in the California Action among Settling Stockholders’ Counsel.

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7.5 Each of the Individual Defendants expressly denies and continues to deny all allegations of wrongdoing or liability against itself, himself, or herself arising out of or relating to any conduct, statements, acts, or omissions alleged, or which could have been alleged, in the Settled Matters. Each of the Individual Defendants reserves the right to rebut any and all allegations of breach of fiduciary duty, wrongdoing, or liability, whatsoever, against himself, herself, or itself or that any valid claim has been asserted against any of them.

7.6 The Settling Parties in the Litigations agree to take such measures as may be needed to secure dismissals with prejudice of any remaining Litigations pending in other jurisdictions; and all Demands shall be withdrawn. With respect to any other action that is not listed above as one of the Litigations and that is currently pending or is later filed in any state or federal court asserting claims that are related to the subject matter of the Settled Matters prior to final Court approval of the Settlement, the Settling Stockholders shall provide supporting documentation as is reasonably requested by Defendants in order to obtain the dismissal, stay, or withdrawal of such related litigation, including where appropriate joining in any motion to dismiss or stay such litigation.

7.7 Neither the Stipulation (including any exhibits attached hereto), nor any Fee Agreement, nor the Settlement, nor any act performed or document executed pursuant to or in furtherance of the Stipulation, any Fee Agreement, or the Settlement: (i) is or may be deemed to be or may be offered, attempted to be offered, or used or referred to in any way by the Settling Parties as a presumption, a concession, an admission, or evidence of any fault, wrongdoing, or liability of any of the Settling Parties or of the validity of any Released Claims; or (ii) is or may be deemed to be or may be used as a presumption, concession, admission, or evidence of any liability, fault, or omission of any of the Released Persons in any civil, criminal, or administrative proceeding in any court, administrative agency, or other tribunal. Neither this Stipulation, nor the Settlement, nor any Fee Agreement, nor any act performed or document executed pursuant to or in furtherance of this

STIPULATION AND AGREEMENT OF SETTLEMENT

Stipulation, any Fee Agreement, or the Settlement, shall be admissible in any proceeding for any purpose, except to enforce the terms of the Settlement or any Fee Agreement, and except that the Released Persons may file the Stipulation, any Fee Agreement and/or the Judgment in any action or proceeding that may be brought against them to support a defense or counterclaim based on principles of res judicata, collateral estoppel, full faith and credit, release, standing, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim.

7.8 Settling Stockholders’ Counsel will return within sixty (60) days of the Effective Date all documents and other materials they received in connection with the Settled Matters (including but not limited to the Confirmatory Information, documents the SLC and/or Alphabet produced in connection with the mediation, and all documents and materials produced pursuant to Section 220 of the Delaware General Corporation Law) (collectively “Discovery Material”), or destroy all such Discovery Material and certify to that fact; provided, however that Settling Stockholders’ Counsel shall be entitled to retain all filings, court papers, interview and hearing transcripts, and attorney-work product containing or reflecting Discovery Material, subject to the requirement that Settling Stockholders’ Counsel shall not disclose any information contained or referenced in the Discovery Material to any person except, following reasonable advance notice to Alphabet, pursuant to a validly issued subpoena not subject to a motion to quash, court order, or agreement with Alphabet.

7.9 All designations and agreements made and orders entered during the course of the Settled Matters relating to the confidentiality of documents or information shall survive this Settlement. Nothing in this Stipulation, or the negotiations relating thereto, is intended to or shall be deemed to constitute a waiver of any applicable privilege or immunity, including, without limitation, the attorney-client privilege, the joint defense privilege, or work product protection.

STIPULATION AND AGREEMENT OF SETTLEMENT

7.10 The Stipulation and the exhibits attached hereto, as well as any Fee Agreement(s), constitute the entire agreement among the Settling Parties with respect to the Settlement, and supersede any and all prior negotiations, discussions, agreements, or undertakings, whether oral or written, with respect to such matters. The Settling Parties expressly acknowledge that, in entering into this Stipulation, they are not relying upon any statements, representations, or warranties by any Settling Party except as expressly set forth herein. The Settling Stockholders and Alphabet agree that they intend to confer on all Released Defendant Persons the benefit of all releases and other protections set forth in Paragraphs 5.1-5.2 above. Defendants agree that they intend to confer on all Released Stockholder Persons the benefit of all releases and other protections set forth in Paragraph 5.3 above. The Settling Parties agree that each of the Released Persons who is not a Settling Party is an express third-party beneficiary of those releases and other protections, and is entitled to enforce the terms of those releases and other protections to the same extent that such Released Persons who are not Settling Parties could enforce such terms if they were party to the Stipulation. All provisions in the Stipulation providing that nothing herein shall in any way impair or restrict the rights of any Settling Party to enforce the terms of this Stipulation are agreed to mean additionally that nothing herein shall in any way impair or restrict the rights of any Released Person who is not a Settling Party to enforce the terms of the Stipulation.

7.11 This Stipulation supersedes and replaces any prior or contemporaneous writing, statement, or understanding pertaining to the Settled Matters, and no parol or other evidence may be offered to explain, construe, contradict, or clarify its terms, the intent of the Settling Parties or their counsel, or the circumstances under which the Stipulation was made or executed.

7.12 It is understood by the Settling Parties that except for matters expressly represented herein, the facts or law with respect to which this Stipulation is entered into may turn out to be other than, or different from, the facts now known to each party or believed by such party to be true; each party therefore expressly assumes the risk of facts or law turning out to be different and agrees that this Stipulation shall be in all respects effective and not subject to termination by reason of any such different facts or law.

7.13 The exhibits to the Stipulation are material and integral parts hereof and are fully incorporated herein by reference.

7.14 The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

7.15 The Stipulation may be amended or modified only by a written instrument signed by or on behalf of all the Settling Parties or their respective successors-in-interest.

STIPULATION AND AGREEMENT OF SETTLEMENT

7.16 This Stipulation shall be deemed drafted equally by all parties hereto.

7.17 The Stipulation and the Settlement shall be binding upon, and inure to the benefit of, the Settling Parties and the Released Persons and their respective successors, assigns, heirs, spouses, marital communities, executors, administrators, trustees in bankruptcy, and legal representatives.

7.18 The Stipulation and the exhibits attached hereto shall be considered to have been negotiated, executed, and delivered, and to be wholly performed, in the State of California, and the rights and obligations of the Settling Parties to the Stipulation shall be construed and enforced in accordance with, and governed by, the internal, substantive laws of California without giving effect to that State’s choice-of-law principles.

7.19 No representations, warranties, or inducements have been made to any of the Settling Parties concerning the Stipulation or its exhibits other than the representations, warranties, and covenants contained and memorialized in such documents.

7.20 Settling Stockholders represent and warrant that they have not assigned or transferred or attempted to assign or transfer, to any Person any Released Claim or any portion thereof or interest therein.

7.21 Any failure by any party to this Stipulation to insist upon the strict performance by any other party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Stipulation to be performed by such other party.

7.22 In the event that any portion of the Settlement is found to be unlawful, void, unconscionable, or against public policy by a court of competent jurisdiction, the remaining terms and conditions of the Settlement shall remain intact.

7.23 In the event that there exists a conflict or inconsistency between the terms of this Stipulation and the terms of any exhibits hereto, the terms of this Stipulation shall prevail.

7.24 Each counsel or other Person executing the Stipulation or its exhibits on behalf of any of the Settling Parties hereby warrants that such Person has the full authority to do so.

STIPULATION AND AGREEMENT OF SETTLEMENT

7.25 The Stipulation may be executed in one or more counterparts, each of which so executed shall be deemed to be an original and such counterparts together constitute one and the same Stipulation. The Settling Parties agree that signatures submitted through facsimile or by e-mailing .PDF files or signed using DocuSign shall constitute original and valid signatures. A complete set of executed counterparts shall be filed with the California State Court.

7.26 The California State Court shall retain jurisdiction with respect to the interpretation, implementation, and enforcement of the terms of this Stipulation, and the Settling Parties and their undersigned counsel submit to the jurisdiction of the California State Court for purposes of implementing and enforcing the Settlement embodied in this Stipulation.

7.27 Without further order of the California State Court, the Settling Parties may agree to reasonable extensions of time to carry out any of the provisions of this Stipulation.

IN WITNESS WHEREOF, the Settling Parties hereto have caused the Stipulation to be executed, by their duly authorized attorneys.

[SIGNATURE PAGES FOLLOW]

STIPULATION AND AGREEMENT OF SETTLEMENT

Dated: August 18, 2020	BOTTINI & BOTTINI, INC. Francis A. Bottini, Jr. Albert Y. Chang Anne Bottini Beste Yury A. Kolesnikov

/s/ Francis A. Bottini, Jr.
Francis A. Bottini, Jr.

7817 Ivanhoe Avenue, Suite 102 La Jolla, California 92037 Telephone: (858) 914-2001 Facsimile: (858) 914-2002

Co-Lead Counsel for Plaintiffs and Counsel for Plaintiff James Martin

Dated: August 18, 2020	COHEN MILSTEIN SELLERS & TOLL PLLC Julie Goldsmith Reiser Molly Bowen

/s/ Julie Goldsmith Reiser
Julie Goldsmith Reiser

1100 New York Avenue, N.W., Suite 500 Washington, DC 20005 Telephone: (202) 408-4600

Carol V. Gilden 190 South LaSalle Street, Suite 1705 Chicago, Illinois 60603

Christopher Lometti 88 Pine Street, 14th Floor New York, New York 10005

Co-Lead Counsel for Plaintiffs and Counsel for Plaintiffs Northern California Pipe Trades Pension Plan and Teamsters Local 272 Labor Management Pension Fund

STIPULATION AND AGREEMENT OF SETTLEMENT

Dated: August 18, 2020	RENNE PUBLIC LAW GROUP Louise Renne Ann Ravel

/s/ Louise H. Renne
Louise Renne

350 Sansome Street, Suite 300 San Francisco, California 94104 Telephone: (415) 848-7200

Member of Plaintiffs’ Executive Committee and Counsel for Plaintiff James Martin

Dated: August 18, 2020	BERMAN TABACCO
Joseph Tabacco, Jr. Nicole Lavallee

/s/ Joseph J. Tabacco, Jr.
Joseph Tabacco, Jr.

44 Montgomery Street, Suite 650 San Francisco, California 94104

Member of Plaintiffs’ Executive Committee and Counsel for Plaintiffs Northern California Pipe Trades Pension Plan and Teamsters Local 272 Labor Management Pension Fund

Dated: August 19, 2020	KESSLER TOPAZ MELTZER & CHECK, LLP
Lee D. Rudy Stacey Greenspan

/s/ Lee Rudy
Lee D. Rudy

280 King of Prussia Road Radnor, Pennsylvania 19087 Telephone: (610) 667-7706

STIPULATION AND AGREEMENT OF SETTLEMENT

PRICKETT, JONES & ELLIOTT, P.A. Corinne Elise Amato 1310 N. King Street Wilmington, Delaware 19801 Telephone: (302) 888-6500 Counsel for Plaintiff Sjunde AP-Fonden

Dated: September 11, 2020	WEISSLAW LLP Joseph H. Weiss

/s/ Joseph H. Weiss
Joseph H. Weiss

1500 Broadway, 16th Floor New York, New York 10036 Telephone: (212) 682-3025

Member of Plaintiffs’ Executive Committee, Counsel for Plaintiffs LR Trust, Jonathan Reiss, and Allen Wiesenfeld

Dated: August 18, 2020	COTCHETT PITRE & MCCARTHY LLP Joseph W. Cotchett

/s/ Joseph W. Cotchett
Joseph W. Cotchett

840 Malcolm Road, Suite 200 Burlingame, California 94010 Telephone: (650) 697-7000

Counsel for Plaintiff Jackson D. Morgus

STIPULATION AND AGREEMENT OF SETTLEMENT

Dated: August 19, 2020	KNOX RICKSEN LLP Thomas E. Fraysse

/s/ Thomas E. Fraysse
Thomas E. Fraysse

2033 N. Main Street, Suite 340 Walnut Creek, California 94596 Telephone: (925) 433-2500

Counsel for Plaintiff John R. O’Neil

Dated: August 18, 2020	THE ROSEN LAW FIRM, P.A.
Laurence Rosen Philip Kim

/s/ Phillip Kim
Phillip Kim

355 South Grand Avenue, Suite 2450 Los Angeles, California 90071 Telephone: (213) 785-2610

THE BROWN LAW FIRM
Timothy Brown 240 Townsend Square Oyster Bay, New York 11771 Telephone: (516) 922-5427

Counsel for Plaintiffs Victor Bao and Daniel Cordeiro

STIPULATION AND AGREEMENT OF SETTLEMENT

Dated: August 18, 2020	GAINEY MCKENNA & EGLESTON Thomas J. McKenna Gregory Egleston Robert Schupler
/s/ Thomas J. McKenna
Thomas J. McKenna

501 Fifth Ave., 19th Floor New York, New York 10017 Telephone: (212) 983-1300

Counsel for Plaintiff Scott Galbiati

Dated: August 19, 2020	ROBBINS LLP Brian Robbins Gregory Del Gaizo

/s/ Shane Sanders
Shane P. Sanders

5040 Shoreham Place San Diego, California 92122 Telephone: (619) 525-3990

Counsel for Plaintiffs Ian Green, Leo Shumacher, Steve Sims, and Joseph Lipovich

Dated: August 20, 2020	BRAGAR EAGEL & SQUIRE, P.C. Lawrence Eagel

/s/ Lawrence Eagel
Lawrence Eagel

885 Third Avenue, Suite 3040 New York, New York 10022 Telephone: (212) 308-5858

Counsel for Stockholder Erste Asset Management

STIPULATION AND AGREEMENT OF SETTLEMENT

Dated: August 19, 2020	MCKAY LAW Michael C. McKay

/s/ Michael McKay
Michael C. McKay

5635 N. Scottsdale Road, Suite 170 Scottsdale, Arizona 85250 Telephone: (480) 681-7000

Counsel for Stockholder Esther Schlafrig

Dated: August 18, 2020	JOHNSON FISTEL
Michael Fistel, Jr. Frank Johnson Mary Ellen Conner Murry House

/s/ Michael Fistel Jr.
Michael Fistel, Jr.

40 Power Springs Street Marietta, Georgia 30064 Telephone: (470) 632-6000

Counsel for Stockholder D.M. Cohen, Inc.

Dated: August 18, 2020	RIGRODSKY & LONG P.A.
Seth Rigrodsky Marc Rigrodsky

/s/ Seth Rigrodsky
Seth Rigrodsky

300 Delaware Avenue, Suite 1220 Wilmington, Delaware 19801 Telephone: (302) 295-5310

STIPULATION AND AGREEMENT OF SETTLEMENT

GRABAR LAW OFFICE
Joshua Grabar 1735 Market Street, Suite 3750 Philadelphia, Pennsylvania 19103 Telephone: (267) 507-6085

Counsel for Stockholder Roger Morrell

Dated: August 18, 2020	BERNSTEIN LITOWITZ BERGER & GROSSMANN LLP Mark Lebovitch David Wales

/s/ Mark Lebovitch
Mark Lebovitch

1251 Avenue of the Americas, 44th Floor New York, NY 10020 Telephone: (212) 554-1400

THE WEISER LAW FIRM, P.C. Robert E. Weiser James E. Ficaro 22 Cassatt Avenue Berwyn, Pennsylvania 19312 Telephone: (610) 225-2677

Counsel for Stockholder Karen Sbriglio

Dated: August 19, 2020	SCOTT+SCOTT ATTORNEYS AT LAW LLP Geoffrey Johnson

/s/ Geoffrey Johnson
Geoffrey Johnson

12434 Cedar Road, Suite 12 Cleveland Heights, Ohio 44106 Telephone: (216) 229-6088

STIPULATION AND AGREEMENT OF SETTLEMENT

COOCH & TAYLOR P.A. Blake A. Bennett The Brandywine Building 1000 West St., 10th Floor Wilmington, Delaware 19899 (302) 984-3800

Counsel for Plaintiff Irving Firemen’s Relief & Retirement Fund

Dated: August 18, 2020	FRESHFIELDS BRUCKHAUS DERINGER Boris Feldman

/s/ Boris Feldman
Boris Feldman

WILSON SONSINI GOODRICH & ROSATI, P.C. Benjamin M. Crosson 650 Page Mill Road Palo Alto, California 94304 Telephone: (650) 493-9300

Lori W. Will 222 Delaware Avenue, Suite 800 Wilmington, Delaware 19801 Telephone: (302) 304-7600

Counsel for Individual Defendants Lawrence E. Page, Sergey Brin, Eric E. Schmidt, Sundar Pichai, John L. Hennessy, L. John Doerr, Kavitark Ram Shriram, Alan R. Mulally, Ann Mather, Roger W. Ferguson, Jr., Diane B. Greene, Shirley M. Tilghman, Laszlo Bock, David C. Drummond, Eileen Naughton, and Ruth E. Porat, and Nominal Defendant Alphabet Inc.

STIPULATION AND AGREEMENT OF SETTLEMENT

Dated: August 19, 2020	LATHAM & WATKINS LLP Margaret A. Tough Whitney Weber

/s/ Margaret A. Tough
Margaret A. Tough

505 Montgomery Street, Suite 2000 San Francisco, California 94111 Telephone: (415) 391-0600

Counsel for Individual Defendant Andy Rubin

Dated: August 18, 2020	FUTTERMAN DUPREE DODD CROLEY MAIER LLP Daniel A. Croley

/s/ Dan Croley
Daniel A. Croley

601 Montgomery Street, Suite 333 San Francisco, California 94111 Telephone: (415) 399-3840

GLASER WEIL FINK HOWARD AVCHEN & SHAPIRO LLP
Aaron Allan 10250 Constellation Boulevard, 19th Floor Los Angeles, California 90067

Counsel for Individual Defendant Amit Singhal

STIPULATION AND AGREEMENT OF SETTLEMENT

Dated: August 20, 2020	CRAVATH, SWAINE & MOORE LLP Rachel G. Skaistis Sarah S.B. Kessler

/s/ Rachel Skaistis
Rachel G. Skaistis

Worldwide Plaza 825 Eighth Avenue New York, New York 10019 Telephone: (212) 474-1000

Counsel for the Special Litigation Committee

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STIPULATION AND AGREEMENT OF SETTLEMENT